EXHIBIT 4.2
EXECUTION COPY
XM SATELLITE RADIO HOLDINGS INC.,
as Issuer,
SIRIUS XM RADIO INC.,
as Parent,
XM 1500 ECKINGTON LLC and
XM INVESTMENT LLC,
as Subsidiary Guarantors,
and
U.S. BANK NATIONAL ASSOCIATION,
as Trustee and Collateral Trustee
Up to $250,000,000 Aggregate Principal Amount
of
Senior PIK Secured Notes due 2011
INDENTURE
Dated as of February 13, 2009

i

Page
ARTICLE XII

COLLATERAL AND SECURITY

Section 12.1. The Collateral	66
Section 12.2. Maintenance of Collateral	66
Section 12.3. Further Assurances; Insurance	67
Section 12.4. Impairment of Security Interest	68
Section 12.5. Release of Note Liens	68
Section 12.6. Acknowledgment by Holders	70
Section 12.7. Trust Indenture Act	70

ARTICLE XIII

[INTENTIONALLY OMITTED]

ARTICLE XIV

MISCELLANEOUS
Section 14.1. Trust Indenture Act Controls	70
Section 14.2. Notices	71
Section 14.3. Communication by Holders with Other Holders	72
Section 14.4. Certificate and Opinion as to Conditions Precedent	73
Section 14.5. Statements Required in Certificate or Opinion	73
Section 14.6. Separability Clause	73
Section 14.7. Rules by Trustee, Paying Agent and Registrar	73
Section 14.8. Legal Holidays	74
Section 14.9. Governing Law; Waiver of Jury Trial; Submission to Jurisdiction; Service of Process	74
Section 14.10. No Recourse Against Others	75
Section 14.11. Successors	75
Section 14.12. Multiple Originals	75
Section 14.13. Force Majeure	75

EXHIBIT A Form of Note

EXHIBIT B Form of Certificate to be Delivered by Transferee in Connection with Transfers to Institutional Accredited Investors

     INDENTURE, dated as of February 13, 2009, among XM SATELLITE RADIO HOLDINGS INC., a Delaware corporation (the “Company”), SIRIUS XM RADIO INC., a Delaware corporation (the “Parent”), XM 1500 ECKINGTON LLC, a Delaware limited liability company, and XM INVESTMENT LLC, a Delaware limited liability company (each, a “Subsidiary Guarantor”) and U.S. Bank National Association, as trustee (the “Trustee”).
RECITALS
     The Company has duly authorized the creation of an issue of its Senior PIK Secured Notes due 2011 (the “Notes”) having the terms, tenor, amount and other provisions hereinafter set forth, to be guaranteed by the Subsidiary Guarantors pursuant to this Indenture.
     All things necessary to make this Indenture a valid agreement of the Company and the Subsidiary Guarantors, in accordance with its terms, have been done.
NOW, THEREFORE, THIS INDENTURE WITNESSETH:
     Each party agrees as follows for the benefit of the other party and for the equal and ratable benefit of the holders of the Notes:
ARTICLE I
DEFINITIONS AND INCORPORATION BY REFERENCE
     Section 1.1. Definitions.
     “Additional Interest” has the meaning set forth in the Registration Rights Agreement.
     “Affiliate” of any specified person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For the purposes of this definition, “control” when used with respect to any specified person means the power to direct or cause the direction of the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
     “Agent Members” has the meaning set forth in Section 2.1(c).
     “Applicable Procedures” means, with respect to any transfer or transaction involving a Global Security or beneficial interest therein, the rules and procedures of the Depositary for such Note, in each case to the extent applicable to such transaction and as in effect from time to time.
     “Average Life” means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing:
(1)	the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of or redemption or similar payment with respect to such Indebtedness multiplied by the amount of such payment by

(2)	the sum of all such payments.
     “Bankruptcy Law” means Title 11, United States Code, or any similar United States federal or state law for the relief of debtors.
     “Board of Directors” means either the board of directors of the Company or Parent, as the case may be, or any duly authorized committee of such board.
     “Board Resolution” means a resolution of the Board of Directors or any duly appointed committee thereof.
     “Business Day” means each day of the year other than a Saturday or a Sunday or other day on which banking institutions in the City of New York are required or authorized by law, regulation or executive order to close.
     “Capital Stock” of any Person means any and all shares, interests (including partnership interests), rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.
     “Cash Equivalents” means:
     (a) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States (provided that the full faith and credit of the United States is pledged in support thereof), having maturities of not more than one year from the date of acquisition;
     (b) marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition of the United States (provided that the full faith and credit of the United States is pledged in support thereof) and, at the time of acquisition, having a credit rating of “A” or better from either Standard & Poor’s Ratings Group, Inc. or Moody’s Investors Service, Inc.;
     (c) certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any commercial bank the long-term debt of which is rated at the time of acquisition thereof at least “A” or the equivalent thereof by Standard & Poor’s Ratings Group, Inc., or “A” or the equivalent thereof by Moody’s Investors Service, Inc., and having combined capital and surplus in excess of $200 million;
     (d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (1), (2) and (3) entered into with any bank meeting the qualifications specified in clause (3) above;

     (e) commercial paper rated at the time of acquisition thereof at least “A-2” or the equivalent thereof by Standard & Poor’s Ratings Group, Inc. or “P-2” or the equivalent thereof by Moody’s Investors Service, Inc., or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of investments, and in any case maturing within one year after the date of acquisition thereof; and
     (f) interests in any investment company or money market fund which invests 95% or more of its assets in instruments of the type specified in clauses (1) through (5) above.
     “Cash Interest” means the interest on the Notes to be paid in cash.
     “Certificated Securities” means Notes that are in substantially the form attached hereto as Exhibit A and that do not include the legend called for by footnote 1 thereof.
     “Closing Sale Price” means with respect to a share of Common Stock on any date, the closing sale price of a share of Common Stock (or, if no closing sale price is reported, the average of the bid and ask prices or, if there is more than one bid or ask price, the average of the average bid and the average ask prices) on such date as reported on a national securities exchange such as the New York Stock Exchange or, if the shares of Applicable Stock are not listed on a national securities exchange, as reported by the Nasdaq National Market system or the Nasdaq SmallCap Market system, as applicable. If the Applicable Stock is not listed for trading on a national securities exchange and not quoted by the Nasdaq National Market or the Nasdaq SmallCap Market on the relevant date, the “Closing Sale Price” shall be the last quoted bid for the Applicable Stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization. If the Applicable Stock is not so quoted, the “Closing Sale Price” shall be the average of the midpoint of the last bid and ask prices for the Applicable Stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Company for this purpose.
     “Collateral” has the meaning given thereto in Section 12.1(b).
     “Collateral Requirement” means, at any time, the requirement that at closing:
     (a) the Collateral Trustee shall have received (i) counterparts of the Mortgages with respect to the Mortgaged Property duly executed and delivered by the record owner or, subject to receipt of any required consent of the applicable lessor, the lessee, as the case may be, of the Mortgaged Property, (ii) a letter executed and delivered by a nationally recognized title insurance company wherein it agrees to issue a policy or policies of title insurance insuring the Lien of the Mortgages as a valid first Lien on the Mortgaged Property described therein, free of any other Liens except Permitted Liens, which policies shall contain such endorsements as the Holders may reasonably request, and (iii) such surveys, abstracts, appraisals, legal opinions and other documents as the Holders may reasonably request with respect to the Mortgages or the Mortgaged Property;

     (b) the Collateral Trustee shall have received counterparts of the Security Agreement duly executed and delivered by each of the Subsidiary Guarantors; and
     (c) each of the Subsidiary Guarantors shall have obtained all consents and approvals required to be obtained by it in connection with the execution and delivery of the Mortgages and the Security Agreement, the performance of its obligations thereunder and the granting by it of the Liens thereunder;
provided, that the foregoing definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance or legal opinions with respect to, particular assets of the Subsidiary Guarantors if and for so long as, in the reasonable judgment of the Purchasers, the cost (including the burden of compliance with applicable law) of creating or perfecting such pledges or security interests in such assets or obtaining title insurance or legal opinions with respect of such assets shall be excessive in view of the benefits to be obtained by the Collateral Trustee, on behalf of Holders, therefrom.
     “Collateral Trustee” has the meaning given thereto in Section 12.1(a) until a successor replaces it pursuant to the applicable provisions of this Indenture and, thereafter, shall mean such successor. The foregoing sentence shall likewise apply to any subsequent successor or successors to such successor.
     “Common Stock” means the common stock, $0.001 par value of the Parent as that stock exists on the date of this Indenture or any other Equity Interests of the Parent into which such common stock shall be reclassified or changed.
     “Company Request” or “Company Order” means a written request or order signed in the name of the Company by any two Officers, at least one of whom is the Chief Executive Officer or the Chief Financial Officer.
     “Company” means the party named as the “Company” in the first paragraph of this Indenture until a successor replaces it pursuant to the applicable provisions of this Indenture and, thereafter, means such successor. The foregoing sentence shall likewise apply to any subsequent successor or successors to such successor.
     “Conversion Price” means, at any time, $1,000 divided by the Conversion Rate in effect at such time, rounded to two decimal places (rounded up if the third decimal place thereof is 5 or more and otherwise rounded down).
     “Conversion Rate” means the number of shares of Common Stock issuable upon conversion of each $1,000 of the principal amount of the Notes, which is initially 92.0 shares, subject to adjustments as set forth in this Indenture.
     “Corporate Trust Office” means the principal office of the Trustee at which at any time its corporate trust business shall be administered, which office at the date hereof is located at 100 Wall Street, Suite 1600, New York, New York 10005, Attention: Corporate Trust Administration, or such other address as the Trustee may designate from time to time by notice to the Holders and the Company, or the principal corporate trust office of any successor Trustee

(or such other address as a successor Trustee may designate from time to time by notice to the Holders and the Company).
     “Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.
     “Default” means, when used with respect to the Notes, any event which is, or after notice or passage of time or both would be, an Event of Default.
     “Depositary” means, with respect to any Global Securities, a securities clearing agency that is registered as such under the Exchange Act and is designated by the Company to act as Depositary for such Global Securities (or any successor securities clearing agency so registered), which shall initially be DTC.
     “DTC” means The Depository Trust Company, a New York corporation.
     “EDGAR” has the meaning set forth in Section 6.2(b).
     “Equity Interest” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) corporate stock or other equity participations, including partnership interests, whether general or limited, of such Person.
     “Event of Default” has the meaning set forth in Section 8.1.
     “Exchange Act” means the United States Securities Exchange Act of 1934, as amended.
     “Exchange Notes” means the Company’s Senior PIK Secured Notes due 2011 issued pursuant to this Indenture in connection with an Exchange Offer pursuant to the Registration Rights Agreement.
     “Exchange Offer” means the offer by the Company, pursuant to the Registration Rights Agreement, to certain Holders of Notes, to issue and deliver to such Holders, in exchange for the Notes, a like aggregate principal amount of Exchange Notes registered under the Securities Act.
     “Fundamental Change” means the occurrence of any of the following events: (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have beneficial ownership of all shares that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total outstanding Voting Stock of the Parent or the Company; (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Parent or the Company (together with any new directors whose election to such Board of Directors or whose nomination for election by the stockholders of the Parent or the Company, as the case may be, was approved by a vote of at least 66-2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of such Board of Directors then in office;

(iii) the Parent or the Company consolidates with or merges with or into any Person, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Parent or the Company, as the case may be, is changed into or exchanged for cash, securities or other property, or conveys, transfers, sells or otherwise disposes of or leases all or substantially all of its assets to any Person, or any corporation consolidates with or merges into or with the Parent or the Company, as applicable, other than any such transaction where the outstanding Voting Stock of the Parent or Company, as applicable, is not changed or exchanged at all (except to the extent necessary to reflect a change in, the jurisdiction of incorporation of the Parent or the Company, as applicable), or where (A) the outstanding Voting Stock of the Parent or the Company, as the case may be, is changed into or exchanged for cash, securities and other property (other than Equity Interests of the surviving corporation) and (B) the stockholders of the Parent or the Company, as the case may be, immediately before such transaction own, directly or indirectly, immediately following such transaction, more than 50% of the total outstanding Voting Stock of the surviving corporation; (iv) the Parent or the Company is liquidated or dissolved or adopts a plan of liquidation or dissolution other than in a transaction which complies with the provisions described under ARTICLE VII; or (v) the Common Stock ceases to be traded on a national securities exchange or quoted on the Nasdaq National Market or the Nasdaq SmallCap Market or traded on an established automated over-the-counter trading market in the United States.
     Notwithstanding the foregoing provisions, a “Fundamental Change” shall not be deemed to have occurred if either:
     (1) the Closing Sale Price of the Common Stock for each of at least five Trading Days within:
     (i) the period of the ten consecutive Trading Days immediately after the later of the Fundamental Change or the public announcement of the Fundamental Change, in the case of a Fundamental Change resulting; solely from a Fundamental Change in clause (i) of the definition of Fundamental Change; or
     (ii) the period of the ten consecutive Trading Days immediately preceding the Fundamental Change, in the case of a Fundamental Change resulting from a Fundamental Change in clauses (ii), (iii) or (iv) of the definition of Fundamental Change; is at least equal to 105% of the quotient where the numerator is the principal amount of a Note and the denominator is the Conversion Rate in effect on each of such five Trading Days, with such calculation being made for each Trading Day; or
     (2) in the case of a merger or consolidation described in clause (iii) of the definition of Fundamental Change, at least 90% of the consideration, excluding cash payments for fractional shares and cash payments pursuant to dissenters’ appraisal rights, in the merger or consolidation constituting the Fundamental Change, consists of common stock traded on a U.S. national securities exchange or quoted on the Nasdaq National Market or the Nasdaq SmallCap Market (or which shall be so traded or quoted when issued or exchanged in connection with such Fundamental Change).
     “Fundamental Change Purchase Date” has the meaning set forth in Section 5.1(a).

     “Fundamental Change Purchase Notice” has the meaning set forth in Section 5.1(c).
     “Fundamental Change Purchase Price” has the meaning set forth in Section 5.1(a).
     “GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time.
     “Global Securities” means Notes that are in substantially the form attached hereto as Exhibit A and that include the information called for by footnotes 1 and 3 thereof and that are deposited with the Depositary or its custodian and registered in the name of the Depositary or its nominee.
     “Hedging Obligations” of any Person means the obligations of such Person under:
(1)	currency exchange or interest rate swap agreements, currency exchange or interest rate cap agreements or currency exchange or interest rate collar agreements; or

(2)	other agreements or arrangements designed to protect such Person against fluctuations in currency exchange or interest rate prices.
     “Holder” means a person in whose name a Note, including any Global Security, is registered on the Registrar’s books.
     “Indebtedness” means, with respect to any Person on any date of determination (without duplication):
     (1) the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;
     (2) all capital lease obligations of such Person and all attributable debt in respect of sale/leaseback transactions entered into by such Person;
     (3) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding any accounts payable or other liability to trade creditors arising in the ordinary course of business), in each case only if and to the extent due more than 12 months after the delivery of property;
     (4) the principal component of all obligations of such Person for the reimbursement of any obligor on any letter of credit or bankers’ acceptance (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3) above) entered into in the ordinary course of business of such Person, to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit;
     (5) all obligations of the type referred to in clauses (1) through (4) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any guarantee; and
     (6) all obligations of the type referred to in clauses (1) through (5) of other Persons secured by any lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the fair market value of such property or assets and the amount of the obligation so secured.
     “Indenture” means this Indenture, as amended or supplemented from time to time in accordance with the terms hereof, including the provisions of the TIA that are explicitly incorporated in this Indenture by reference to the TIA.
     “Initial Notes” means up to $250,000,000 aggregate principal amount of the Company’s Senior PIK Secured Notes due 2011 issued on the Issue Date.
     “Institutional Accredited Investor” means an institutional investor that is an “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act.
     “Interest Payment Date” has the meaning set forth in Exhibit A attached hereto.
     “Issue Date” means February 13, 2009.
     “Legal Holiday” means any day other than a Business Day.
     “Lien” means, with respect to any asset, (i) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (ii) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (iii) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
     “Mortgages” means mortgages, deeds of trust, assignments of leases and rents, leasehold mortgages or other security documents granting a Lien on the Mortgaged Property to secure the Obligations of the Subsidiary Guarantors under the Indenture and the Note Guarantees. The Mortgages shall be reasonably satisfactory in form and substance to the Purchasers.
     “Mortgaged Property” means, with respect to XM 1500 Eckington LLC, the office building located at 1500 Eckington Place, N.E. Washington, DC 20002, and with respect to XM Investment LLC, the office building located at 60 Florida Avenue N.E., Washington, DC 20002 as more particularly described in the Mortgages.
     “Net Available Cash” means:

(1)	payments in cash or Cash Equivalents received therefrom, in each case net of:
(A)	all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such event;

(B)	the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such transaction and retained by the Company or any Subsidiary Guarantor after such transaction; and

(C)	any portion of the purchase price from a transaction placed in escrow, whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such transaction, or otherwise in connection therewith; provided, however, that upon the termination of that escrow, Net Available Cash shall be increased by any portion of funds in the escrow that are released to the Company or any Subsidiary Guarantor.
     “Notes” means the Initial Notes, including any PIK Notes issued in respect of Notes and any increase in the principal amount of outstanding Notes as a result of a payment of PIK Interest, the Exchange Notes and any additional Notes issued pursuant to Section 2.1(b), treated as a single class of securities.
     “Note Guarantees” means the guarantee of the Notes by a Subsidiary Guarantor.
     “Note Liens” has the meaning set forth in Section 12.1(a).
     “Obligations” means any principal, interest accruing on or after the filing of any petition of bankruptcy or for reorganization, whether or not a claim for post-filing interest is allowed in such proceeding, penalties, fees, charges, expenses, indemnifications, reimbursement obligations, additional amounts, guarantees and other liabilities or amounts payable under the documentation governing any indebtedness or in respect thereto.
     “Officer” means the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer or the Secretary of the Company or Parent, as the case may be.
     “Officers’ Certificate”, when used with respect to the Company or Parent, as the case may be, means a written certificate containing the information specified in Section 14.4 and Section 14.5, signed in the name of the Company or Parent, as applicable, by any two Officers, at least one of whom is the Chief Executive Officer or the Chief Financial Officer, and delivered to the Trustee. An Officers’ Certificate given pursuant to Section 6.3 shall be signed by two Officers, one of whom must be the principal executive officer, the principal financial officer or the principal accounting officer of the Company or Parent, as applicable.

     “Opinion of Counsel” means a written opinion containing the information specified in Section 14.4 and. Section 14.5, from legal counsel. The counsel may be an employee of, or counsel to, the Company or Parent.
     “Parent” means Sirius XM Radio Inc., a Delaware corporation, and its successors and assigns.
     “Paying Agent” has the meaning set forth in Section 2.3.
     “Permitted Liens” means, with respect to any Person:
(1)	pledges or deposits by such Person under worker’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(2)	Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review and Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution;

(3)	Liens for taxes, assessments or other governmental charges not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings;

(4)	Liens in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

(5)	minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6)	Liens securing Indebtedness incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property, plant or equipment of such Person; provided, however, that the Lien may not extend to any other property owned by such Person at the time the Lien is incurred (other than assets and property affixed or appurtenant thereto), and the Indebtedness (other than any interest thereon) secured by the Lien may not be incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

(7)	Liens existing on the Issue Date;

(8)	Liens on property or shares of Capital Stock of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person;

(9)	Liens on property at the time such Person acquires the property, including any acquisition by means of a merger or consolidation with or into such Person; provided, however, that the Liens may not extend to any other property owned by such Person (other than assets and property affixed or appurtenant thereto);

(10)	leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) which do not materially interfere with the ordinary conduct of the business of the Company or any of the Subsidiary Guarantors;

(11)	Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and any of the Subsidiary Guarantors in the ordinary course of business;

(12)	Liens in connection with advances, deposits, escrows and similar arrangements in the ordinary course of business in respect of retail or automotive distribution arrangements, programming and content acquisitions and extensions;

(13)	Liens to secure any Refinancing Indebtedness (including Refinancing Indebtedness with respect to such Refinancing Indebtedness) that Refinances, as a whole, or in part, any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8) or (9); provided, however, that:
(A)	such new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(B)	the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under the foregoing clauses (6), (7), (8) or (9) above at the time the original Lien became a Permitted Lien and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such Refinancing; and
(14)	Liens on the Collateral securing the Notes, the Note Guarantees and other obligations under this Indenture and in respect thereof and any obligations owing under this Indenture or the Security Documents.
     “Person” or “person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, or government or any agency or political subdivision thereof (and for purposes of the definition of “Fundamental Change” shall also have the meaning set forth in such definition).
     “Personal Property” means all the personal property of the Subsidiary Guarantors, including accounts, chattel paper, deposit accounts, documents, equipment, financial assets, instruments, inventory, general intangibles, letter of credit rights, money, Cash Equivalents, supporting obligations and products and proceeds thereof.
     “PIK Interest” means interest paid in the form of (1) an increase in the outstanding principal amount of the Notes or (2) the issuance of PIK Notes.
     “PIK Notes” means additional Notes issued under this Indenture on the same terms and conditions as the Notes issued on the Issue Date in connection with a payment of PIK Interest.
     “Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.
     “Public Notice” by the Company shall mean publication of a notice in a press release through Dow Jones & Co., Inc., Business Wire or Bloomberg Business News Company or, if such organizations are not in existence at the time of issuance of such press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public and publication of such information on the Company’s corporate website or through such other public medium as the Company may use at that time.
     “Purchase Agreement” has the meaning set forth in Section 2.1.
     “Purchasers” means the purchasers named in the Purchase Agreement.

     “QIB” means a “qualified institutional buyer” as defined in Rule 144A.
     “Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, purchase, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. The terms “Refinances,” “Refinanced” and “Refinancing” shall have correlative meanings.
     “Refinancing Indebtedness” means Indebtedness that Refinances any Indebtedness of the Company or any Subsidiary Guarantor existing on the Issue Date or incurred in compliance with this Indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that:
(1)	such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced and, if such Refinancing Indebtedness is a Subordinated Obligation, no earlier than the later of (x) the Stated Maturity of the Indebtedness being Refinanced and (y) 91 days after the Stated Maturity of the Notes;

(2)	such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced and, if such Refinancing Indebtedness is a Subordinated Obligation, equal to or greater than the greater of (x) the Average Life of the Indebtedness being Refinanced and (y) the then remaining Average Life of the Notes;

(3)	such Refinancing Indebtedness has an aggregate principal amount (or if incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if incurred with original issue discount, the aggregate accreted value) then outstanding (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced; and

(4)	if the Indebtedness being Refinanced is subordinated in right of payment to the Notes, such Refinancing Indebtedness (a) is subordinated in right of payment to the Notes at least to the same extent as the Indebtedness being Refinanced, (b) has a Stated Maturity that is at least 91 days after the later of (x) the Stated Maturity of the Notes and (y) the Stated Maturity of the Indebtedness being Refinanced and (c) has an Average Life at the time such Refinancing Indebtedness is incurred that is greater than (x) the Average Life of the Notes and (y) the Average Life of the Indebtedness being Refinanced;
     provided further, however, that Refinancing Indebtedness shall not include (A) Indebtedness of a Subsidiary that Refinances Indebtedness of the Company or (B) Indebtedness of the Company or a Subsidiary Guarantor that Refinances Indebtedness of another Subsidiary.
     “Register” has the meaning set forth in Section 2.3.

     “Registrar” has the meaning set forth in Section 2.3.
     “Registration Rights Agreement” means the Registration Rights Agreement, dated February 13, 2009, among the Company, the Parent, the Subsidiary Guarantors and the Purchasers, as amended or supplemented from time to time.
     “Regular Record Date” has the meaning set forth in Exhibit A attached hereto.
     “Responsible Officer” means, when used with respect to the Trustee, the officer within the corporate trust department of the Trustee, including any vice president, assistant vice president or assistant treasurer or any other officer of the Trustee who customarily performs functions similar to those performed by the persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.
     “Restricted Certificated Security” means a Certificated Security which is a Transfer Restricted Security.
     “Restricted Global Security” means a Global Security that is a Transfer Restricted Security.
     “Restricted Security” means a Restricted Certificated Security or a Restricted Global Security.
     “Rule 144A” means Rule 144A under the Securities Act (or any successor provision), as it may be amended from time to time.
     “SEC” means the United States Securities and Exchange Commission, or any successor thereto.
     “Securities Act” means the United States Securities Act of 1933, as amended, or any successor statute thereto and the rules and regulations thereunder.
     “Security Agreement” means the Security Agreement among the Company, the Subsidiary Guarantors and the Collateral Trustee, as amended, restated, supplemented or otherwise modified from time to time.
     “Security Documents” means the Security Agreement, the Mortgages and all security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, collateral agency agreements. control agreements or other grants or transfers for security executed and delivered by any Subsidiary Guarantor creating (or purporting to create) a Note Lien upon Collateral in favor of the Collateral Trustee to secure Obligations, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms and the provisions of the Security Agreement.

     “Shelf Registration Statement” means any registration statement to be filed by the Company covering resales by holders of the Initial Notes, as specified in the Registration Rights Agreement.
     “Significant Subsidiary” means any existing or future, direct or indirect, Subsidiary of the Company that would constitute a “significant subsidiary” as such term is defined under Rule 1-02 of Regulation S-X.
     “Special Record Date” has the meaning set forth in Exhibit A attached hereto.
     “Stated Maturity”, when used with respect to any Note, means June 1, 2011, and with respect to any other Indebtedness, the date specified in the documents evidencing or governing such Indebtedness as the fixed date on which the final payment of principal of such Indebtedness is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repayment or repurchase of such Indebtedness at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).
     “Subordinated Obligation” means, with respect to a Person, any Indebtedness of such Person (whether outstanding on the Issue Date or thereafter incurred) which is subordinate or junior in right of payment to the Notes pursuant to a written agreement to that effect.
     “Subsidiary” means any person of which at least a majority of the outstanding Voting Stock shall at the time directly or indirectly be owned or controlled by the Company or by one or more Subsidiaries or by the Company and one or more Subsidiaries.
     “Subsidiary Guarantor” means each party named as a “Subsidiary Guarantor” in the first paragraph of this Indenture until a successor replaces it pursuant to the applicable provisions of this Indenture and, thereafter, means such successor. The foregoing sentence shall likewise apply to any subsequent successor or successors to such successor.
     “TIA” means the United States Trust Indenture Act of 1939 as in effect on the date of this Indenture, provided, however, that in the event the TIA is amended after such date, TIA means, to the extent required by any such amendment, the TIA as so amended.
     “Trading Day” means a day during which trading in securities generally occurs on the principal U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not listed on a U.S. national or regional securities exchange, on the Nasdaq National Market system or Nasdaq SmallCap Market system or, if the Common Stock is not listed on a U.S. national or regional securities exchange, and not quoted on the Nasdaq National Market system, on the principal other market on which the Common Stock is then traded (provided that no day on which trading of the Common Stock is suspended on such exchange or other trading market will count as a Trading Day) (it being understood that for purposes of this definition a market shall include obtaining quotations as provided in the last sentence of the definition of “Closing Sale Price,” if applicable).
     “Transfer Certificate” has the meaning set forth in Section 2.12(e).

     “Transfer Restricted Security” has the meaning set forth in Section 2.12(e).
     “Trustee” means the party named as the “Trustee” in the first paragraph of this Indenture until a successor replaces it pursuant to the applicable provisions of this Indenture and, thereafter, shall mean such successor. The foregoing sentence shall likewise apply to any subsequent such successor or successors.
     “Unrestricted Certificated Security” means a Certificated Security that is not a Transfer Restricted Security.
     “Unrestricted Global Security” means a Global Security that is not a Transfer Restricted Security.
     “U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer’s option.
     “Voting Stock” of a person means the Equity Interest of such person of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of such person (irrespective of whether or not at the time the Equity Interest of any other class or classes shall have or might have voting power by reason of the happening of any contingency).
     Section 1.2. Incorporation by Reference of Trust Indenture Act.Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture. The following TIA terms used in this Indenture have the following meanings:
     “indenture securities” means the Notes.
     “indenture security holder” means a Holder.
     “indenture to be qualified” means this Indenture.
     “indenture trustee” or “institutional trustee” means the Trustee.
     “obligor” on the indenture securities means the Company and the Subsidiary Guarantors.
     All other TIA terms used but not defined in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule have the meanings assigned to them by such definitions.
     Section 1.3. Rules of Construction.
     Unless the context otherwise requires:
     (a) a term has the meaning assigned to it;

     (b) an accounting term not otherwise defined has the meaning assigned to it in accordance with accounting principles generally accepted in the United States as in effect from time to time;
     (c) “or” is not exclusive;
     (d) “including” means including, without limitation; and
     (e) words in the singular include the plural, and words in the plural include the singular.
     Section 1.4. Acts of Holders.
     (a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and, where it is hereby expressly required, to the Company, as described in Section 14.2. Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the “Act” of the Holders signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture and conclusive in favor of the Trustee and the Company, if made in the manner provided in this Section 1.4.
     (b) The fact and date of the execution by any person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by a certificate of a notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to such officer the execution thereof. Where such execution is by a signer acting in a capacity other than such signer’s individual capacity, such certificate or affidavit shall also constitute sufficient proof of such signer’s authority, if it so states. The fact and date of the execution of any such instrument or writing, or the authority of the person executing the same, may also be proved in any other manner which the Trustee deems sufficient.
     (c) The principal amount and serial number of any Note and the record ownership of Notes shall be proved by the Register maintained by the Registrar for the Notes.
     (d) Any request, demand, authorization, direction, notice, consent, waiver or other Act of the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof in respect of anything done, omitted or suffered to be done by the Trustee or the Company in reliance thereon, whether or not notation of such action is made upon such Security.
     (e) If the Company shall solicit from the Holders any request, demand, authorization, direction, notice, consent, waiver or other Act, the Company may, at its option, by or pursuant to a Board Resolution, fix in advance a record date for the determination of Holders entitled to give such request, demand, authorization, direction, notice, consent, waiver or other Act, but the

Company shall have no obligation to do so. If such a record date is fixed, such request, demand, authorization, direction, notice, consent, waiver or other Act may be given before or after such record date, but only the Holders of record at the close of business on such record date shall be deemed to be Holders for the purposes of determining whether Holders of the requisite proportion of outstanding Notes have authorized or agreed or consented to such request, demand, authorization, direction, notice, consent, waiver or other Act, and for that purpose the outstanding Notes shall be computed as of such record date; provided that no such authorization, agreement or consent by the Holders on such record date shall be deemed effective unless it shall become effective pursuant to the provisions of this Indenture not later than six months after the record date.

ARTICLE II
THE NOTES
     Section 2.1. Form and Dating.
     (a) The Notes shall be designated as the “Senior PIK Secured Notes due 2011” of the Company. The aggregate principal amount of Notes outstanding shall be limited to $250,000,000 except as provided in Section 2.7 and pursuant to payments of PIK Interest under this Indenture. The Notes shall be unconditionally guaranteed by the Subsidiary Guarantors on a general unsubordinated basis, subject to the limitations described under Article III.
     The Initial Notes shall be offered and sold by the Company pursuant to the Purchase Agreement (the “Purchase Agreement”) dated as of February 13, 2009 among the Company, the Parent, the Subsidiary Guarantors and the Purchasers named therein.
     The Notes and the Trustee’s authentication thereof shall be substantially in the form of Exhibit A attached hereto, which is incorporated in and made a part of this Indenture. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage (provided that any such notation, legend or endorsement required by usage is in a form acceptable to the Company). The Company shall provide any such notations, legends or endorsements to the Trustee in writing. Each Note shall be dated the date of its authentication.
     (b) Additional Notes ranking pari passu with the Initial Notes may be created and issued from time to time by the Company without notice to or consent of the Holders and shall be consolidated with and form a single class with the Initial Notes and shall have the same terms as to status, redemption or otherwise as the Initial Notes; provided that the aggregate principal amount of Notes outstanding shall be limited to $250,000,000 except as provided in Section 2.7 and pursuant to payments of PIK Interest under this Indenture. The Notes (including any Exchange Notes issued in exchange therefor), PIK Notes and additional Notes issued pursuant to this Section 2.1(b) shall be treated as a single class of securities for all purposes under the Indenture.
     (c) Restricted Global Securities. The Initial Notes will be offered and sold by the Company to the Purchasers pursuant to the Purchase Agreement. The Initial Notes may thereafter be resold or transferred by the Purchasers, in which case the Notes shall be transferred or resold pursuant to exemptions from the registration requirements of the Securities Act to, among others, to QIBs in reliance on Rule 144A and to Institutional Accredited Investors, subject to the restrictions on transfer set forth herein. All of the Initial Notes shall be issued initially in the form of one or more Restricted Global Securities, which shall be deposited with the Trustee at its Corporate Trust Office, as custodian for the Depositary and registered in the name of DTC or the nominee thereof through its electronic book-entry system, duly executed by the Company and authenticated by the Trustee as hereinafter provided. If any Notes are resold to an Institutional Accredited Investor, the Company shall duly execute and the Trustee shall duly authenticate and deliver, in accordance with Section 2.2, one or more additional Restricted Global Securities, which shall be deposited with the Trustee at its Corporate Trust Office, as custodian for the Depositary and registered in the name of DTC or the nominee thereof and in which beneficial interests may be held by Institutional Accredited Investors in accordance with the Applicable Procedures. Subject to Section 2.1(a), the aggregate principal amount of the Restricted Global Securities may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary as hereinafter provided.
     (d) Global Securities in General. Each Global Security shall represent such of the outstanding Notes as shall be specified therein and each shall provide that it shall initially represent the aggregate amount of outstanding Notes stated thereon, but that the aggregate amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges, repurchases and redemptions of such Notes.
     Any adjustment of the aggregate principal amount of a Global Security to reflect the amount of any increase or decrease in the amount of outstanding Notes represented thereby shall be made by the Trustee in accordance with instructions given by the Holder thereof as required by Section 2.12 and shall be made on the records of the Trustee and the Depositary.
     Neither any members of, or participants in, the Depositary (collectively, the “Agent Members”) nor any other persons on whose behalf Agent Members may act may exercise any rights under this Indenture with respect to any Global Security registered in the name of the Depositary or any nominee thereof, or under any such Global Security, and the Depositary or such nominee, as the case may be, may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner and holder of such Global Security for all purposes whatsoever. Notwithstanding the foregoing, nothing contained herein shall (A) prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or such nominee, as the case may be, or (B) impair, as between the Depositary, its Agent Members and any other person on whose behalf an Agent Member may act, the operation of customary practices of such Persons governing the exercise of the rights of a holder of any Note.
     (e) Certificated Securities. Certificated Securities will be issued only under the limited circumstances provided in Section 2.12(a)(i).
     (f) For purposes of this Indenture, all references to “principal amount” of the Notes shall include any increase in the principal amount of the Notes as a result of a payment of PIK Interest.
     Section 2.2. Execution and Authentication. The Notes shall be executed on behalf of the Company by any Officer. The signature of the Officer on the Notes may be manual or facsimile.
     A Note bearing the manual or facsimile signature of an individual who was at the time of the execution of the Note an Officer shall bind the Company, notwithstanding that such individual has ceased to hold such office(s) prior to the authentication and delivery of such Notes or did not hold such office(s) at the date of authentication of such Notes.
     No Note shall be entitled to any benefit under this Indenture or be valid or obligatory for any purpose unless there appears on such Note a certificate of authentication substantially in the form provided for herein duly executed by the Trustee by manual signature of an authorized signatory, and such certificate upon any Note shall be conclusive evidence, and the only evidence, that such Note has been duly authenticated and delivered hereunder.
     The Trustee shall authenticate and deliver: (1) on the Issue Date, the Initial Notes for original issuance in an aggregate principal amount of up to $250,000,000, (2) Exchange Notes for issue only in an Exchange Offer pursuant to the Registration Rights Agreement for a like principal amount of Initial Notes, (3) PIK Notes upon a payment of PIK Interest, in each case upon one or more Company Orders without any further action by the Company and (4) from time to time upon receipt of a Company Order, additional Notes pursuant to Section 2.1(b); provided that the aggregate principal amount of the Notes outstanding at any time may not exceed $250,000,000 except for the amounts issued pursuant to payments of PIK Interest under this Indenture and as provided in Section 2.7. In authenticating such Notes, and accepting the additional responsibilities under this Indenture in relation to such Notes, the Trustee shall receive and shall be fully protected in relying upon:
     (a) a copy of the Board Resolution in or pursuant to which the terms and form of the Notes were established, the issuance and sale of, and the terms of, the Notes was authorized, this Indenture was authorized and specified Officers were authorized to establish the form of the Notes and the form of this Indenture, to execute the Notes and this Indenture on behalf of the Company and to take any other necessary actions relating thereto and evidence of any actions taken by authorized Officers pursuant to that Board Resolution, certified by the President, Secretary, an Assistant Secretary or the General Counsel of the Company to have been duly adopted by the Board of Directors or taken by any authorized Officer and to be in full force and effect as of the date of such certificate; and
     (b) an Officers’ Certificate delivered in accordance with to Section 14.4 and Section 14.5.
     The Trustee shall act as the initial authenticating agent. Thereafter, the Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. Certificates of authentication may be executed by the Trustee or a duly authorized authentication agent by manual or facsimile signature.
     The Notes shall be issued only in registered form without coupons and only in denominations of $2,000 of principal amount and any integral multiple of $1,000 in excess thereof, except PIK Notes may be issued in minimum denominations of $1.00 and any integral multiple thereof, and any increase in the principal amount of Notes as a result of a payment of PIK Interest may be made in integral multiples of $1.00.
     Section 2.3. Registrar and Paying Agent.
     The Company shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”), an office or agency where Notes may be presented for repurchase, redemption or payment (“Paying Agent”) and an office or agency where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. Pursuant to Section 6.5, the Company shall at all times maintain a Registrar, Paying Agent and an office or agency where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served in the Borough of Manhattan, New York City. The Registrar shall keep a register of the Notes (the “Register”) and of their transfer and exchange.
     The Company may have one or more co-registrars and one or more additional paying agents. The term Paying Agent includes any additional paying agent, including any named pursuant to Section 6.5.
     The Company may enter into an appropriate limited agency agreement with any Registrar, Paying Agent or co-registrar (in each case, if such Registrar, agent or co-registrar is a Person other than the Trustee). Each such agreement shall implement the provisions of this Indenture that relate to such agent. The Company shall notify the Trustee of the name and address of any such agent. If the Company fails to maintain a Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 9.7.
     The Company hereby initially appoints the Trustee as Registrar and Paying Agent in connection with the Notes. The initial office of the Registrar and Paying Agent shall be the office of the Trustee that is located in the Borough of Manhattan, New York City, which office is presently located at 100 Wall Street, Suite 1600, New York, New York 10005.
     Section 2.4. Paying Agent to Hold Assets in Trust.
     Except as otherwise provided herein, prior to 10:00 a.m., New York City time, on each due date of payments in respect of any Note, the Company shall deposit with the Paying Agent cash (in immediately available funds if deposited on the due date) sufficient to make such payments when so becoming due. The Company shall require each Paying Agent (other than the Trustee) to agree in writing that the Paying Agent shall hold in trust for the benefit of Holders or the Trustee all cash held by the Paying Agent for the making of payments in respect of the Notes and shall notify the Trustee of any default by the Company in making any such payment. The Company at any time may require a Paying Agent to pay all cash held by it to the Trustee, and to account for any funds disbursed by it, and the Trustee may at any time during the continuance of any such default, upon the written request to the Paying Agent, require such Paying Agent to forthwith pay to the Trustee all cash so held in trust. Upon doing so, the Paying Agent shall have no further liability for the cash.
     Section 2.5. Holder Lists.
     The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders. If the Trustee is not the Registrar, the Company shall cause to be furnished to the Trustee on or before each semiannual interest payment date and at such other times as the Trustee may request in writing a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Holders.

     Section 2.6. Transfer and Exchange.
     (a) Subject to compliance with any applicable additional requirements contained in Section 2.12, when a Note is presented to the Registrar with a request to register a transfer thereof or to exchange such Note for an equal principal amount of Notes of other authorized denominations, the Registrar shall register the transfer or make the exchange as requested; provided, however, that every Note presented or surrendered for registration of transfer or exchange shall be duly endorsed or accompanied by an assignment form and, if applicable, a transfer certificate, each in the form included in Exhibit A attached hereto and in form satisfactory to the Registrar and each duly executed by the Holder thereof or its attorney duly authorized in writing. To permit registration of transfers and exchanges, upon surrender of any Note for registration of transfer or exchange at an office or agency maintained for such purpose pursuant to Section 2.3, the Company shall execute, and the Trustee shall authenticate, Notes of a like aggregate principal amount at the Registrar’s request. Any transfer or exchange shall be without charge, except that the Company or the Registrar may require payment of a sum sufficient to pay all taxes, assessments or other governmental charges that may be imposed in connection with the transfer or exchange of the Notes from the Holder requesting such transfer or exchange. The Company shall not be required to make, and the Registrar need not register, transfers or exchanges of Notes selected for redemption (except, in the case of Notes to be redeemed in part, the portion thereof not to be redeemed) or of any Notes for a period of 15 days before a selection of Notes to be redeemed.
     Neither the Company, the Registrar nor the Trustee shall be required to exchange or register a transfer of any Notes in respect of which a Fundamental Change Purchase Notice has been given and not withdrawn by the Holder thereof in accordance with the terms of this Indenture (except, in the case of Notes to be repurchased in part, the portion thereof not to be repurchased).
     All Notes issued upon any transfer or exchange of Notes shall be valid obligations of the Company, evidencing the same debt and entitled to the same benefits under this Indenture, as the Notes surrendered upon such transfer or exchange.
     (b) Any Registrar appointed pursuant to Section 2.3 shall provide to the Trustee such information as the Trustee may reasonably require in connection with the delivery by such Registrar of Notes upon transfer or exchange of Notes.
     (c) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note between or among Agent Members or other beneficial owners of interests in any Global Security other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.
     Section 2.7. Replacement Notes.

     If (a) any mutilated Note is surrendered to the Company, the Registrar or the Trustee, or (b) the Company, the Registrar and the Trustee receive evidence to their satisfaction of the destruction, loss or theft of any Note, and there is delivered to the Company, the Registrar and the Trustee security or indemnity satisfactory to them to save each of them harmless, then, in the absence of any notice to the Company, the Registrar or the Trustee that such Note has been acquired by a bona fide purchaser, the Company shall execute and upon its written request the Trustee shall authenticate and deliver, in exchange for any such mutilated Note or in lieu of any such destroyed, lost or stolen Note, a new Note of like tenor and principal amount, bearing a certificate number not contemporaneously outstanding.
     In case any such mutilated, destroyed, lost or stolen Note has become or is about to become due and payable or redeemed by the Company pursuant to ARTICLE IV, the Company in its discretion may, instead of issuing a new Note, pay, redeem or repurchase such Note, as the case may be.
     Upon the issuance of any new Notes under this Section 2.7, the Company may require the payment of a sum sufficient to cover any tax, assessment or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Trustee or the Registrar) connected therewith.
     Every new Note issued pursuant to this Section 2.7 in lieu of any mutilated, destroyed, lost or stolen Note shall constitute an original additional contractual obligation of the Company, whether or not the destroyed, lost or stolen Note shall be at any time enforceable by anyone, and shall be entitled to all benefits of this Indenture equally and proportionately with any and all other Notes duly issued hereunder.
     The provisions of this Section 2.7 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.
     Section 2.8. Outstanding Notes; Determinations of Holders’ Action.
     Notes outstanding at any time are all the Notes authenticated by the Trustee, except for those cancelled by it, those delivered to it for cancellation, and those described in this Section 2.8 as not outstanding. If a Note is replaced pursuant to Section 2.7, the replaced Note ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser unaware that such Note has been replaced.
     Subject to Section 2.12(f), a Note does not cease to be outstanding because the Company or an Affiliate thereof holds the Note; provided, however, that in determining whether the Holders of the requisite principal amount of Notes have given or concurred in any request, demand, authorization, direction, notice, consent, waiver, or other Act hereunder, Notes owned by the Company or any other obligor upon the Notes or any Affiliate of the Company or such other obligor shall be disregarded and deemed not to be outstanding, except that, in determining whether the Trustee shall be protected conclusively in relying upon any such request, demand, authorization, direction, notice, consent, waiver or other Act, only Notes which a Responsible Officer of the Trustee actually knows to be so owned shall be so disregarded. Subject to the foregoing, only Notes outstanding at the time of such determination shall be considered in any such determination.
     If the Paying Agent holds, in accordance with the terms of this Indenture, on a redemption date, Fundamental Change Purchase Date or Stated Maturity, as the case may be, money sufficient to pay all principal and interest payable on that date with respect to the Notes (or portions thereof) to be redeemed, repurchased or maturing, as the case may be, then on and after that date, such Notes (or portions thereof) shall cease to be outstanding and interest and Additional Interest, if any, on such Notes (or portions thereof) shall cease to accrue.
     Section 2.9. Temporary Notes.
     Pending the preparation of definitive Notes, the Company may execute, and upon Company Order the Trustee shall authenticate and deliver, temporary Notes which are printed, lithographed, typewritten, mimeographed or otherwise produced, in any authorized denomination, substantially of the tenor of the definitive Notes in lieu of which they are issued and with such appropriate insertions, omissions, substitutions and other variations as the Officers executing such Notes may determine, as conclusively evidenced by their execution of such Notes.
     If temporary Notes are issued, the Company shall cause definitive Notes to be prepared without unreasonable delay. After the preparation of definitive Notes, the temporary Notes shall be exchangeable for definitive Notes upon surrender of the temporary Notes at the office or agency of the Company designated for such purpose pursuant to Section 2.3, without charge to the Holder. Upon surrender for cancellation of any one or more temporary Notes the Company shall execute and the Trustee shall authenticate and deliver in exchange therefor a like principal amount of definitive Notes of authorized denominations. Until so exchanged the temporary Notes shall in all respects be entitled to the same benefits and subject to the same limitations under this Indenture as definitive Notes.
     Section 2.10. Cancellation.
     All Notes surrendered for payment, repurchase by the Company pursuant to Article V, redemption or registration of transfer or exchange shall, if surrendered to any person other than the Trustee, be delivered to the Trustee and shall be promptly cancelled by it or, if surrendered to the Trustee, shall be promptly cancelled by it. The Company may at any time deliver to the Trustee for cancellation any Notes previously authenticated and delivered hereunder which the Company may have acquired in any manner whatsoever, and all Notes so delivered shall be promptly cancelled by the Trustee. The Company may not issue new Notes to replace Notes that it has redeemed, paid or delivered to the Trustee for cancellation. No Notes shall be authenticated in lieu of or in exchange for any Notes cancelled as provided in this Section 2.10, except as expressly permitted by this Indenture. All cancelled Notes held by the Trustee shall be disposed of by the Trustee in accordance with the Trustee’s customary procedure.
     Section 2.11. Persons Deemed Owners.
     Prior to due presentment of a Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the person in whose name such Note is registered as the owner of such Note for the purpose of receiving payment of principal of, Fundamental Change Purchase Price, and interest and Additional Interest, if any, on, the Note, and for all other purposes whatsoever, whether or not such Note be overdue, and neither the Company, the Trustee nor any agent of the Company or the Trustee shall be affected by notice to the contrary.
     Section 2.12. Additional Transfer and Exchange Requirements.
     (a) Transfer and Exchange of Global Securities.
     (i) Certificated Securities shall be issued in exchange for interests in the Global Securities only if (x) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for the Global Securities or if at any time the Depositary ceases to be a “clearing agency” registered under the Exchange Act, if so required by applicable law or regulation, and a successor Depositary is not appointed by the Company within 90 calendar days or (x) an Event of Default has occurred and is continuing and the Registrar receives a request from the Depository that the notes be issued in definitive form. In any such case, the Company shall execute, and the Trustee shall, upon receipt of a Company Order (which the Company agrees to deliver promptly), authenticate and deliver Certificated Securities in an aggregate principal amount equal to the principal amount of such Global Securities in exchange therefor. Only Restricted Certificated Securities shall be issued in exchange for beneficial interests in Restricted Global Securities, and only Unrestricted Certificated Securities shall be issued in exchange for beneficial interests in Unrestricted Global Securities. Certificated Securities issued in exchange for beneficial interests in Global Securities shall be registered in such names and shall be in such authorized denominations as the Depositary, pursuant to instructions from its direct or indirect participants or otherwise, shall instruct the Trustee. The Trustee shall deliver or cause to be delivered such Certificated Securities to the Persons in whose name such Notes are so registered. Such exchange shall be effected in accordance with the Applicable Procedures.
     (ii) Notwithstanding any other provisions of this Indenture other than the provisions set forth in Section 2.12(a)(i), a Global Security may not be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.
     (b) Transfer and Exchange of Certificated Securities. In the event that Certificated Securities are issued in exchange for beneficial interests in Global Securities in accordance with Section 2.12(a)(i), and, on or after such event, Certificated Securities are presented by a Holder to the Registrar with a request:
     (x) to register the transfer of the Certificated Securities to a person who will take delivery thereof in the form of Certificated Securities only; or

     (y) to exchange such Certificated Securities for an equal principal amount of Certificated Securities of other authorized denominations, such Registrar shall register the transfer or make the exchange as requested; provided, however, that the Certificated Securities presented or surrendered for register of transfer or exchange:
     (i) shall be duly endorsed or accompanied by a written instrument of transfer in accordance with the proviso in the first paragraph of Section 2.6(a); and
     (ii) in the case of a Restricted Certificated Security, such request shall be accompanied by the following additional information and documents, as applicable:
     (A) if such Restricted Certificated Security is being delivered to the Registrar by a Holder for registration in the name of such Holder, without transfer, or such Restricted Certificated Security is being transferred to the Company or a Subsidiary of the Company, a certification to that effect from such Holder (in substantially the form set forth in the Transfer Certificate);
     (B) if such Restricted Certificated Security is being transferred to a person the Holder reasonably believes is a QIB in compliance with Rule 144A, pursuant to the exemption from the registration requirements of the Securities Act provided by Rule 144 (if available) or pursuant to an effective registration statement under the Securities Act, a certification to that effect from such Holder (in substantially the form set forth in the Transfer Certificate); or
     (C) if such Restricted Certificated Security is being transferred pursuant to an exemption from the registration requirements of the Securities Act to an Institutional Accredited Investor (other than to a QIB in accordance with Rule 144A), that, prior to such transfer, furnishes to the Trustee a certificate containing certain representations and warranties by such Institutional Accredited Investor (in substantially the form set forth in Exhibit B), an Opinion of Counsel if required by the Company or the Trustee and a certification to that effect from the Holder (in substantially the form set forth in the Transfer Certificate).
     (c) Transfer of a Beneficial Interest in a Restricted Global Security for a Beneficial Interest in an Unrestricted Global Security. Any person having a beneficial interest in a Restricted Global Security may upon request, subject to the Applicable Procedures, transfer such beneficial interest to a person who is required or permitted to take delivery thereof in the form of an Unrestricted Global Security. Upon receipt by the Trustee of written instructions, or such other form of instructions as is customary for the Depositary, from the Depositary or its nominee on behalf of any person having a beneficial interest in a Restricted Global Security and the following additional information and documents in such form as is customary for the Depositary from the Depositary or its nominee on behalf of the person having such beneficial interest in the Restricted Global Security (all of which may be submitted by facsimile or electronically):
     (i) if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certification to that effect from the Holder (in substantially the form set forth in the Transfer Certificate); or
     (ii) if such beneficial interest is being transferred pursuant to the exemption from the registration requirements of the Securities Act provided by Rule 144, a certification to that effect from the Holder (in substantially the form set forth in the Transfer Certificate), the Trustee, as the Registrar, shall reduce or cause to be reduced the aggregate principal amount of the Restricted Global Security by the appropriate principal amount and shall increase or cause to be increased the aggregate principal amount of the Unrestricted Global Security by a like principal amount. Such transfer shall otherwise be effected in accordance with the Applicable Procedures. If no Unrestricted Global Security is then outstanding, the Company shall execute and the Trustee shall, upon receipt of a Company Order (which the Company agrees to deliver promptly), authenticate and deliver an Unrestricted Global Security.
     (d) Transfers of Certificated Securities for Beneficial Interests in Global Securities. In the event that Certificated Securities are issued in exchange for beneficial interests in Global Securities and, thereafter, the events or conditions specified in Section 2.12(a)(i) which required such exchange shall cease to exist, the Company shall mail notice to the Trustee and to the Holders stating that Holders may exchange Certificated Securities for interests in Global Securities by complying with the procedures set forth in this Indenture and briefly describing such procedures and the events or circumstances requiring that such notice be given. Thereafter, if Certificated Securities are presented by a Holder to a Registrar with a request:
     (x) to register the transfer of such Certificated Securities to a person who will take delivery thereof in the form of a beneficial interest in a Global Security, which request shall specify whether such Global Security will be a Restricted Global Security or an Unrestricted Global Security, or
     (y) to exchange such Certificated Securities for an equal principal amount of beneficial interests in a Global Security, which beneficial interests shall be owned by the Holder transferring such Certificated Securities (provided that in the case of such an exchange, Restricted Certificated Securities may be exchanged only for Restricted Global Securities and Unrestricted Certificated Securities may be exchanged only for Unrestricted Global Securities), the Registrar shall register the transfer or make the exchange as requested by canceling such Certificated Security and causing, or directing the Registrar to cause, the aggregate principal amount of the applicable Global Security to be increased accordingly and, if no such Global Security is then outstanding, the Company shall issue and the Trustee shall, upon receipt of a Company Order (which the Company agrees to deliver promptly) authenticate and deliver a new Global Security;

provided, however, that the Certificated Securities presented or surrendered for registration of transfer or exchange:
     (1) shall be duly endorsed or accompanied by a written instrument of transfer in accordance with the proviso in the first paragraph of Section 2.6(a);
     (2) in the case of a Restricted Certificated Security to be transferred for a beneficial interest in an Unrestricted Global Security, such request shall be accompanied by the following additional information and documents, as applicable:
     (i) if such Restricted Certificated Security is being transferred pursuant to an effective registration statement under the Securities Act, a certification to that effect from such Holder (in substantially the form set forth in the Transfer Certificate); or
     (ii) if such Restricted Certificated Security is being transferred pursuant to the exemption from the registration requirements of the Securities Act provided by Rule 144, a certification to that effect from such Holder (in substantially the form set forth in the Transfer Certificate);
     (3) in the case of a Restricted Certificated Security to be transferred or exchanged for a beneficial interest in a Restricted Global Security, such request shall be accompanied by a certification from such Holder (in substantially the form set forth in the Transfer Certificate) to the effect that such Restricted Certificated Security is being transferred to a person the Holder reasonably believes is a QIB (which, in the case of an exchange, shall be such Holder) in compliance with Rule 144A or, in the case of a transfer to an Institutional Accredited Investor (other than to a QIB in accordance with Rule 144A), by a certificate containing certain representations and warranties by such Institutional Accredited Investor (in substantially the form set forth in Exhibit B), an Opinion of Counsel if required by the Company or the Trustee and a certification to that effect from the Holder (in substantially the form set forth in the Transfer Certificate); and
     (4) in the case of an Unrestricted Certificated Security to be transferred or exchanged for a beneficial interest in an Unrestricted Global Security, such request need not be accompanied by any additional information or documents.
     (e) Legends.
     (1) Except as permitted by the following paragraphs (2), (3) and (4), each Global Security and Certificated Security (and all Notes issued in exchange therefor or upon registration of transfer or replacement thereof) shall bear a legend in substantially the form called for by footnote 2 to Exhibit A attached hereto (each a “Transfer Restricted Security”), for so long as it is required by this Indenture to bear such legend. Each Transfer Restricted Security shall have attached thereto a certificate (a “Transfer Certificate”) in substantially the form called for by footnote 4 to Exhibit A attached hereto.

     (2) Upon any sale or transfer of a Transfer Restricted Security (x) pursuant to Rule 144 or (y) pursuant to an effective registration statement under the Securities Act:
     (i) in the case of any Restricted Certificated Security, any Registrar shall permit the Holder thereof to exchange such Restricted Certificated Security for an Unrestricted Certificated Security, or (under the circumstances described in Section 2.12(d)) to transfer such Restricted Certificated Security to a transferee who shall take such Note in the form of a beneficial interest in an Unrestricted Global Security, and in each case shall rescind any restriction on the transfer of such Note; and
     (ii) in the case of any beneficial interest in a Restricted Global Security, the Trustee shall permit the beneficial owner thereof to transfer such beneficial interest to a transferee who shall take such interest in the form of a beneficial interest in an Unrestricted Global Security and shall rescind any restriction on transfer of such beneficial interest; provided, that such Unrestricted Global Security shall continue to be subject to the provisions of Section 2.12(a)(ii).
     (3) Upon the expiration of the holding period pursuant to Rule 144 of the Securities Act, the Company shall remove any restriction of transfer on such Note, and the Company shall execute, and the Trustee shall authenticate and deliver Notes that do not bear such legend and that do not have a Transfer Certificate attached thereto.
     (f) Transfers to the Company. Nothing contained in this Indenture or in the Notes shall prohibit the sale or other transfer of any Notes (including beneficial interests in Global Securities) to the Company or any of its Subsidiaries. The Company shall ensure that if any such Notes shall be reissued, such reissuance shall comply with applicable law and any Notes reissued as Transfer Restricted Securities shall be assigned a different “CUSIP” number than any other Notes.
     (g) Amendments to Rule 144. Notwithstanding any other provision in this Indenture, if Rule 144 as promulgated under the Securities Act is amended to shorten the one-year period under Rule 144, then the references to “one year” in the restrictive legend of each Transfer Restricted Security shall be deemed to refer to such shorter period from and after receipt by the Trustee of the documents described in Section 2.12(d)(2) from the Company or from a Holder of a Transfer Restricted Security; provided that a Transfer Restricted Security shall not be deemed to refer to such shorter period if to do so would be prohibited by, or would otherwise cause a violation of, the U.S. federal securities laws applicable at the time. As soon as practicable after a Responsible Officer of the Company receives notice of the effectiveness of any such amendment to shorten the one-year period under Rule 144, unless causing the Transfer Restricted Securities to refer to such shorter period would otherwise be prohibited by, or would otherwise cause a violation of, the U.S. federal securities laws applicable at the time, the Company shall provide to the Trustee the documents described in Section 2.12(d)(2) respecting the effectiveness of such amendment.
     Section 2.13. CUSIP Numbers.

     The Company may issue the Notes with one or more “CUSIP” numbers (if then generally in use), and, if so, the Trustee shall use “CUSIP” numbers in notices of repurchase or redemption as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a repurchase or redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such repurchase or redemption shall not be affected by any defect in or omission of such numbers. The Company shall promptly notify the Trustee in writing of any change in the CUSIP numbers.
     Section 2.14. Payment of PIK Interest .
     (a) The Company shall be entitled make a payment of PIK Interest under this Indenture, at its option, either in cash or by increasing the outstanding principal amount of the Notes or issuing PIK Notes.
     (b) With respect to the issuance of any PIK Notes, no later than the relevant Interest Payment Date, the Company shall deliver to the trustee and the Paying Agent (if other than the Trustee), (i) if such PIK Notes are definitive Notes, the required amount of new definitive Notes (rounded up to the nearest whole dollar) and an order to authenticate and deliver such PIK Notes or (ii) if such PIK Notes are Global Notes, an order to increase the outstanding principal amount of Notes by the required amount (rounded up to the nearest whole dollar) (or, if necessary pursuant to the requirements of the Depositary or otherwise, new Global Notes and an order to authenticate and deliver such new Global Notes). Any PIK Notes shall, after being executed and authenticated pursuant to the terms of this Indenture, be (i) if such PIK Notes are definitive Notes, mailed to the person entitled thereto as shown on the Register for the definitive Notes as of the relevant Record Date or (ii) if such PIK Notes are Global Notes, deposited into the account of the Holder or Holders thereof as of the relevant Record Date.
     (c) Alternatively, in connection with any payment of PIK Interest, the Company may direct the Paying Agent to make appropriate amendments to the schedule of principal amounts of the relevant Global Notes outstanding for which PIK Notes will be issued and arrange for deposit into the account specified by the Holder or Holders thereof as of the relevant Record Date.
     (d) Following an increase in the principal amount of the outstanding Global Notes as a result of a payment of PIK Interest, the Global Notes will bear interest on such increased principal amount from and after the date of such payment. Any PIK Notes issued in certificated form or as new Global Notes will be dated as of the applicable interest payment date and will bear interest from and after such date. All Notes issued pursuant to a payment of PIK Interest will mature on June 1, 2011 and will be governed by, and subject to the terms, provisions and conditions of, this Indenture and shall have the same rights and benefits as the Initial Notes issued on the Issue Date. Any PIK Notes will be issued with the description “PIK” on the face of such PIK Note.
     (e) Payment shall be made in such form and terms as specified in this Section 2.14 and the Company shall and the Paying Agent may take additional steps as is necessary to effect such payment.

ARTICLE III
NOTE GUARANTEES
     Section 3.1. Note Guarantees.
     (a) Subject to the provisions of this Article III and for good and valuable consideration, the receipt of which is hereby acknowledged, each Subsidiary Guarantor hereby fully and unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee hereunder and to the Trustee and its successors and assigns for itself and on behalf of each such Holder, irrespective of the validity and enforceability of this Indenture, the Notes, the Security Documents or the obligations of the Company hereunder and thereunder, the due and punctual payment of principal of (and premium, if any, on) and interest on the Notes when and as the same shall become due and payable, whether on an Interest Payment Date, at the Stated Maturity, by declaration of acceleration, call for redemption or otherwise, according to the terms thereof and of this Indenture. In case of the failure of the Company promptly to make any such payment of principal (and premium, if any, on) or interest, the each Subsidiary Guarantor hereby agrees to make any such payment to be made promptly when and as the same shall become due and payable, whether on an Interest Payment Date, at the Stated Maturity or by declaration of acceleration, call for redemption or otherwise, and as if such payment were made by the Company. In case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether on an Interest Payment Date, at the Stated Maturity or by declaration of acceleration, call for redemption or otherwise, and as if such payment were made by the Company.
     (b) Each Subsidiary Guarantor hereby agrees (to the fullest extent permitted by law) that its obligations hereunder shall be as if it were principal debtor and not merely surety, and shall be absolute and unconditional, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Company hereunder and thereunder, and shall be unaffected by any failure to enforce the provisions of such Note or this Indenture, or any waiver, modification, consent or indulgence granted to the Company with respect thereto, by the Holder of such Note or the Trustee or any other circumstance which may otherwise constitute a legal or equitable discharge of a surety or guarantor. Each Subsidiary Guarantor hereby waives (to the fullest extent permitted by law) diligence, presentment, demand of payment, filing of claims with a court in the event of merger, insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest or notice with respect to such Note or the indebtedness evidenced thereby or with respect to any sinking fund or analogous payment required under such Note and all demands whatsoever, and covenants that the Note Guarantees shall not be discharged except by payment in full of the principal of (and premium, if any, on) and interest on such Note or as otherwise set forth in this Indenture. This is a guaranty of payment and performance and not merely of collectability and the obligations of each Subsidiary Guarantor hereunder is not contingent upon the genuineness, validity, enforceability of this Indenture or any of the Security Documents or any other instrument relating to the creation or performance of the Company’s obligation which are the subject of the Note Guarantees or the pursuit by the Trustee of any remedies which the Trustee or the Holders may have with respect thereto at law, in equity or otherwise. The Subsidiary Guarantors shall pay all sums due to the

Trustee hereunder in respect to the Note Guarantees without regard to any counterclaim, setoff, deduction, or defense of any kind and without abatement, suspension, deferment or reduction on account of any occurrence whatsoever. Each Subsidiary Guarantor’s obligation hereunder shall be unaffected, and each Subsidiary Guarantor hereby waives and relinquishes any claims based upon any of the following: (a) any amendment or modification of the provisions of this Indenture or any Security Document; (b) any extension of the time for or performance under this Indenture or any of the Security Documents; (c) the release of the Company or any other Subsidiary Guarantor from performance or observance of the terms and conditions contained in the Indenture, any Note or any Security Document, whether by operation of law, the Trustee’s voluntary act, or otherwise; (d) any sale, transfer, substitution, exchange or release of any Collateral, or the sale, assignment or foreclosure of any security interest therein in whole or in part; and (e) the filing of any bankruptcy, reorganization or similar proceeding for relief from creditors by or against the Company or any Subsidiary Guarantor or any right or claim or right to cause a marshalling of the assets of any party obligated under the Indenture or Security Documents. No invalidity, irregularity or unenforceability of all or any part of the Guaranteed Notes or the Obligations shall effect, impair or be a defense to the obligations of the Note Guarantors.
     (c) The Subsidiary Guarantors shall be subrogated to all rights of the Holder and the Trustee against the Company in respect of any amounts paid to such Holder by the Subsidiary Guarantors pursuant to the provisions of the Note Guarantees; provided, however, that the Subsidiary Guarantors shall not be entitled to enforce or to receive any payments arising out of or based upon such right of subrogation until the principal of, premium, if any, and interest on all Notes issued under this Indenture shall have been paid in full.
     (d) If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Subsidiary Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or the Subsidiary Guarantors, any amount paid by either to the Trustee or such Holder, the Note Guarantees, to the extent theretofore discharged, will be reinstated in full force and effect.
     (e) Notwithstanding any provision of this Indenture or any Note Guarantee to the contrary, all rights of the Subsidiary Guarantors hereunder or under the Note Guarantee and all other rights of indemnity, contribution or subrogation under applicable law or otherwise shall be fully subordinated to the indefeasible payment in full in cash of the Obligations. No failure on the part of any Subsidiary Guarantor to make the payments required hereunder or any Note Guarantee (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of any Subsidiary Guarantor with respect to its Obligations hereunder, and each Subsidiary Guarantor shall remain liable for the full amount of the Obligations of such Subsidiary Guarantor hereunder.
     (f) Each Subsidiary Guarantor hereby agrees that all Indebtedness and other monetary obligations owed by it to any other Subsidiary Guarantor or any other Subsidiary shall be fully subordinated to the indefeasible payment in full of the Obligations.
     Section 3.2. Execution and Delivery of this Indenture.

     (a) To evidence the Note Guarantees set forth in Section 3.1, this Indenture shall be executed on behalf of the Subsidiary Guarantors by the Chief Executive Officer, Chief Financial Officer, the President or a Vice President of the Subsidiary Guarantors. The signature of any of these individuals on this Indenture may be manual or facsimile signatures of the present or any future such authorized officer and may be imprinted or otherwise reproduced on this Indenture. If any of these individuals whose signature is on this Indenture no longer holds that office at the time the Company executes and delivers the Note, the Guarantee of the Notes shall be valid nevertheless.
     (b) The execution and delivery of any Note by the Company and authentication thereof by the Trustee shall constitute due delivery of the Guarantee of the Notes set forth in this Indenture on behalf of the Guarantors.
     Section 3.3. Notice to Trustee.
     Each Subsidiary Guarantor shall give prompt written notice to the Trustee of any fact known to the Subsidiary Guarantor which prohibits the making of any payment to or by such Trustee in respect of its Note Guarantee pursuant to the provisions of this Article III other than any agreement in effect on the date hereof.
     Section 3.4. Article Not to Prevent Events of Default.
     The failure to make a payment on account of principal of (and premium, if any, on) or interest on the Notes by reason of any provision of this Article III shall not be construed as preventing the occurrence of an Event of Default.
     Section 3.5. Release of Note Guarantees.
     A Subsidiary Guarantor shall be deemed to have discharged its Note Guarantee, and the Note Guarantee shall be released with respect to the Notes related thereto, and the provisions thereof shall no longer be in effect:
     (a) in connection with any Note Lien released in whole with respect to such Subsidiary Guarantor pursuant to the terms of this Indenture. Upon delivery by the Company to the Trustee of an Officers’ Certificate and an Opinion of Counsel to the effect that such sale or other disposition was made by the Company in accordance with the provisions of this Indenture, the Trustee will execute any documents reasonably required in order to evidence the release of such Subsidiary Guarantor from its obligation under its Note Guarantee;
     (b) in connection with any sale or other disposition of all of the Voting Stock of such Subsidiary Guarantor to a Person that is not (either before or after giving effect to such transaction) the Company or a Subsidiary of the Company. Upon delivery by the Company to the Trustee of an Officers’ Certificate and an Opinion of Counsel to the effect that such sale or other disposition was made by the Company in accordance with the provisions of this Indenture, the Trustee will execute any documents reasonably required in order to evidence the release of such Subsidiary Guarantor from its obligation under the Note Guarantee;

     (c) upon defeasance or satisfaction and discharge of this Indenture; or
     (d) with the consent of the Holders of a majority in principal amount of the Notes.
     If not released from its obligations under its Note Guarantee as provided for in this Section 3.5, the Subsidiary Guarantor will remain liable for the due and punctual payment of principal of (and premium, if any, on) and interest on the Notes and for the other obligations of such Subsidiary Guarantor under this Indenture as provided for in this Article III.
     Section 3.6. Amendment, Etc.
     No amendment, modification or waiver of any provision of this Indenture relating to a Subsidiary Guarantors or consent to any departure by such Subsidiary Guarantors or any other Person from any such provision shall in any event be effective unless it is signed by such Subsidiary Guarantor and the Trustee.
     Section 3.7. Limitation on Liability.
     The Subsidiary Guarantors, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantees of the Subsidiary Guarantors not constitute a fraudulent transfer, fraudulent conveyance or fraudulent obligation for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to the Note Guarantees. To effectuate the foregoing intention, each of the Trustee, the Holders and the Subsidiary Guarantors hereby irrevocably agree that the obligations of the Subsidiary Guarantors hereunder shall be limited to the maximum amount as shall not, after giving effect to such maximum amount and all other contingent and fixed liabilities of the Subsidiary Guarantors that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under this Article III that are relevant under such laws, result in the obligations of the Subsidiary Guarantors under the Note Guarantees constituting a fraudulent transfer, fraudulent conveyance or fraudulent obligation.
ARTICLE IV
REDEMPTION
     Section 4.1. Optional Redemption. The Company may, at its option, redeem some or all of the Notes at any time and from time to time at a redemption price equal to 100.0% of the aggregate principal amount plus accrued and unpaid interest on the Notes, if any, to the applicable redemption date (subject to the right of Holders on the relevant record date to receive principal and interest due on the relevant Payment Date).
     Section 4.2. Notices to Trustee. If the Company elects to redeem Notes, it shall notify the Trustee in writing of the redemption date, the principal amount of Notes to be redeemed, the redemption price and the paragraph of the Notes pursuant to which the redemption will occur.

     The Company shall give each notice to the Trustee provided for in this Section at least 35 days before the redemption date unless the Trustee consents to a shorter period. Such notice shall be accompanied by an Officers’ Certificate and an Opinion of Counsel from the Company to the effect that such redemption will comply with the conditions herein.
     Section 4.3. Selection of Notes to Be Redeemed. If fewer than all the Notes are to be redeemed, the Trustee shall select the Notes to be redeemed pro rata to the extent practicable. The Trustee shall make the selection from outstanding Notes not previously called for redemption. Notes and portions of them the Trustee selects for redemption shall be in the principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. Provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption. The Trustee shall notify the Company promptly of the Notes or portions of Notes to be redeemed.
     Section 4.4. Notice of Redemption. At least 30 days but not more than 60 days before a date for redemption of Notes, the Company shall mail or cause to be mailed a notice of redemption by first-class mail to each Holder to be redeemed at such Holder’s registered address.
     The notice shall identify the Notes to be redeemed and shall state:
     (1) the redemption date;
     (2) the redemption price;
     (3) the name and address of the Paying Agent;
     (4) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price, plus accrued interest;
     (5) that, unless the Company defaults in making such redemption payment, interest on Notes (or portion thereof) called for redemption ceases to accrue on and after the redemption date;
     (6) the “CUSIP” number, ISIN or “Common Code” number, if any, printed on the Notes being redeemed; and
     (7) that no representation is made as to the correctness or accuracy of the “CUSIP” number, ISIN, or “Common Code” number, if any, listed in such notice or printed on the Notes.
     At the Company’s request, delivered at least 5 days before the date such notice is to be given to the Holder (unless a shorter period shall be acceptable to the Trustee), the Trustee shall give the notice of redemption in the Company’s name and at the Company’s expense. In such event, the Company shall provide the Trustee with the information required by this Section.
     Section 4.5. Effect of Notice of Redemption. Once notice of redemption is mailed, Notes called for redemption become due and payable on the redemption date and at the redemption price stated in the notice. Upon surrender to the Paying Agent, such Notes shall be paid at the redemption price stated in the notice, plus accrued interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the related Interest Payment Date), and such Notes shall be canceled by the Trustee. Failure to give notice or any defect in the notice to any Holder shall not affect the validity of the notice to any other Holder.
     Section 4.6. Deposit of Redemption Price. Prior to the redemption date, the Company shall deposit with the Paying Agent (or, if the Company or a Subsidiary is the Paying Agent, shall segregate and hold in trust) money sufficient to pay the redemption price of and accrued interest on all Notes to be redeemed on that date other than Notes or portions of Notes called for redemption which have been delivered by the Company to the Trustee for cancellation.
     Section 4.7. Notes Redeemed in Part. Upon surrender of a Note that is redeemed in part, the Company shall execute and the Trustee shall authenticate for the Holder (at the Company’s expense) a new Note equal in principal amount to the unredeemed portion of the Note surrendered.
ARTICLE V
PURCHASE AT THE OPTION OF HOLDERS
UPON A FUNDAMENTAL CHANGE
     Section 5.1. Fundamental Change Put.
     (a) In the event that a Fundamental Change shall occur at any time prior to the Stated Maturity, each Holder shall have the right, at the Holder’s option, but subject to the provisions of this Section 5.1, to require the Company to purchase, and upon the exercise of such right, the Company shall purchase, all of such Holder’s Notes, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple thereof, as directed by such Holder pursuant to this Section 5.1, on the date designated by the Company (the “Fundamental Change Purchase Date”) that is a Business Day no later than 35 Business Days after the date of notice pursuant to Section 5.1(b) of the occurrence of a Fundamental Change (subject to extension to comply with applicable law). The Company shall be required to purchase such Notes at a purchase price in cash equal to 100% of the principal amount plus any accrued and unpaid interest and Additional Interest, if any, to, but excluding, the Fundamental Change Purchase Date (the “Fundamental Change Purchase Price”). In the event that a Fundamental Change Purchase Date is a date that is after any Regular Record Date but on or before the corresponding Interest Payment Date, the Company shall be required to pay accrued and unpaid interest and Additional Interest, if any, to the holder of the repurchased Note on the Regular Record Date if different from the Holder on the Regular Record Date.
     (b) No later than 20 Business Days after the occurrence of a Fundamental Change, the Company shall mail a written notice of the Fundamental Change by first class mail to the Trustee (and the Paying Agent if the Trustee is not then acting as Paying Agent) and to each Holder at its address shown in the Register of the Registrar, and to beneficial owners as required by applicable law. The notice shall include a form of Fundamental Change Purchase Notice to be completed by the Holder and shall briefly state, as applicable:

     (i) the date of such Fundamental Change and, briefly, the events constituting such Fundamental Change;
     (ii) the date by which the Fundamental Change Purchase Notice must be delivered to the Paying Agent in order for a Holder to exercise the purchase right pursuant to this Section 5.1;
     (iii) the Fundamental Change Purchase Date;
     (iv) the Fundamental Change Purchase Price;
     (v) the name and address of the Paying Agent;
     (vi) that the Notes must be surrendered to the Paying Agent to collect payment;
     (vii) that the Fundamental Change Purchase Price for any Note as to which a Fundamental Change Purchase Notice has been duly given and not withdrawn shall be paid promptly following the later of the Fundamental Change Purchase Date and the time of surrender of such Note as described in Section 5.1(b)(ix);
     (viii) the procedures the Holder must follow to exercise rights under this Section 5.1;
     (ix) the procedures for withdrawing a Fundamental Change Purchase Notice, including a form of notice of withdrawal;
     (x) that, unless the Company defaults in making payment of such Fundamental Change Purchase Price, interest and Additional Interest, if any, on Notes surrendered for purchase by the Company shall cease to accrue on and after the Fundamental Change Purchase Date; and
     (xi) the CUSIP number(s) of the Notes.
     At the Company’s request, the Trustee shall give the Company’s notice of a Fundamental Change at the Company’s expense; provided, however, that the Company makes such request at least five Business Days (unless a shorter period shall be satisfactory to the Trustee) prior to the date by which such notice of purchase right must be given to the Holders in accordance with this Section 5.1(b); provided, further, that the text of such notice shall be prepared by the Company.
     If any of the Notes is in the form of a Global Security, then the Company shall modify such notice to the extent necessary to accord with the procedures of the Depositary applicable to the purchase of Global Securities.
     Simultaneously with delivering the written notice pursuant to this Section 5.1(b), the Company shall make a Public Notice containing all information specified in such written notice.

     (c) A Holder may exercise its rights specified in clause (a) of this Section 5.1 upon delivery of a written notice (which shall be in substantially the form included on the reverse side of the Notes entitled “Option of Holder to Elect Purchase” hereto and which may be delivered by letter, overnight courier, hand delivery, facsimile transmission or in any other written form and, in the case of Global Securities, may be delivered electronically or by other means in accordance with the Applicable Procedures) of the exercise of such rights (a “Fundamental Change Purchase Notice”) to the Paying Agent at any time on or before the 20th Business Day after the date of the Company’s notice of the Fundamental Change (subject to extension to comply with applicable law).
     The Fundamental Change Purchase Notice delivered by a Holder shall state (i) if Certificated Securities, the serial number or numbers of the Note or Notes which the Holder shall deliver to be purchased (if not certificated, the notice must comply with Applicable Procedures), (ii) the portion of the principal amount of the Note which the Holder shall deliver to be purchased, which portion must be $1,000 or an integral multiple thereof (or the entire principal amount of the Notes held by such Holder) and (iii) that such Note shall be purchased pursuant to the terms and conditions specified in the Notes and this Indenture.
     Delivery of a Note (together with all necessary endorsements) to the Paying Agent by book-entry transfer or physical delivery prior to, on or after the Fundamental Change Purchase Date at the offices of the Paying Agent (or otherwise complying with the Applicable Procedures in the case of the Global Securities) is a condition to receipt by the Holder of the Fundamental Change Purchase Price therefor; provided, however, that such Fundamental Change Purchase Price shall be so paid pursuant to this Section 5.1 only if the Note so delivered to the Paying Agent shall conform in all respects to the description thereof in the related Fundamental Change Purchase Notice, as determined by the Company.
     The Company shall purchase from the Holder thereof, pursuant to this Section 5.1, a portion of a Note if the principal amount of such portion is $1,000 or an integral multiple thereof. Provisions of the Indenture that apply to the purchase of all of a Note also apply to the purchase of such portion of such Note.
     A Paying Agent shall promptly notify the Company of the receipt by it of any Fundamental Change Purchase Notice or written withdrawal thereof.
     Anything herein to the contrary notwithstanding, in the case of Global Securities, any Fundamental Change Purchase Notice may be delivered or withdrawn and such Notes may be surrendered or delivered for purchase in accordance with the Applicable Procedures as in effect from time to time.
     (d) Notwithstanding the foregoing provisions of this Section 5.1, the Company shall not be required to issue a Fundamental Change Purchase Notice upon a Fundamental Change (i) if a third party issues a Fundamental Change Purchase Notice in the manner, at the times and otherwise in compliance with the requirements set forth in Section 5.1(b) applicable to a Fundamental Change Purchase Notice made by the Company and otherwise complies with the provisions of this Article V as if it were the Company and purchases, and pays for, all Notes validly tendered and not withdrawn pursuant to such Fundamental Change Purchase Notice and

(ii) provided that if such third party fails to comply with any of the provisions of this Article V, the Company shall as promptly as reasonably practicable deliver the Fundamental Change Purchase Notice in accordance with, and otherwise comply with, all provisions of this Article V.
     Section 5.2. Effect of Fundamental Change Purchase Notice.
     (a) Upon receipt by the Paying Agent of the Fundamental Change Purchase Notice specified in Section 5.1(c), the Holder of the Note in respect of which such Fundamental Change Purchase Notice was given shall (unless such Fundamental Change Purchase Notice is withdrawn as specified in the following paragraph) thereafter be entitled to receive the Fundamental Change Purchase Price with respect to such Note. Such Fundamental Change Purchase Price shall be paid to such Holder, subject to receipt of cash by the Paying Agent, promptly following the later of (i) the Fundamental Change Purchase Date with respect to such Note (provided the conditions in Section 5.1(c) have been satisfied) and (ii) the time of book-entry transfer or delivery of such Note to the Paying Agent by the Holder thereof in the manner required by Section 5.1(c).
     (b) A Fundamental Change Purchase Notice may be withdrawn by means of a written notice (which may be delivered by letter, overnight courier, hand delivery, facsimile transmission or in any other written form and, in the case of Global Securities, may be delivered electronically or by other means in accordance with the Applicable Procedures) of withdrawal delivered by the Holder to the Paying Agent at any time prior to the close of business on the Business Day immediately preceding the Fundamental Change Purchase Date (or such later time as may be required by applicable law), specifying (i) the principal amount of the Note or portion thereof (which must be a principal amount of $1,000 or an integral multiple thereof) with respect to which such notice of withdrawal is being submitted, (ii) if certificated Notes have been issued, the serial numbers of the withdrawn Notes, or if not certificated, such notice must comply with Applicable Procedures, and (ii) the principal amount, if any, which remains subject to the Fundamental Change Purchase Notice. If a Fundamental Change Purchase Notice has been properly withdrawn pursuant to this Section 5.2(b) prior to the Fundamental Change Purchase Date, the Company shall not be obligated to purchase those Notes so identified in such notice of withdrawal.
     Section 5.3. Deposit of Fundamental Change Purchase Price.
     Prior to 10:00 a.m., New York City time, on the applicable Fundamental Change Purchase Date, the Company shall irrevocably deposit with the Paying Agent an amount of cash (in immediately available funds if deposited on such Business Day) sufficient to pay the aggregate Fundamental Change Purchase Price of all the Notes or portions thereof which are to be purchased as of such Fundamental Change Purchase Date.
     If the Paying Agent holds, in accordance with the terms hereof, at 10:00 a.m., New York City time, on the Business Day following the applicable Fundamental Change Purchase Date, cash sufficient to pay the Fundamental Change Purchase Price of any Notes for which a Fundamental Change Purchase Notice has been tendered and not withdrawn pursuant to Section 5.2(b), then, on such Fundamental Change Purchase Date, such Notes shall cease to be outstanding and interest and Additional Interest, if any, on such Notes shall cease to accrue, whether or not such Notes are delivered to the Paying Agent, and the rights of the Holders in respect thereof shall terminate (other than the right to receive the Fundamental Change Purchase Price upon delivery of such Notes).
     The Company shall make a Public Notice of the aggregate principal amount of Notes purchased as a result of such Fundamental Change on or as soon as practicable after the Fundamental Change Purchase Date.
     Section 5.4. Certificated Securities Purchased in Part.
     Any Certificated Security that is to be purchased only in part shall be surrendered at the office of the Paying Agent (with, if the Company or the Trustee so requires, due endorsement by, or a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the Holder thereof or such Holder’s attorney duly authorized in writing) and promptly after the Fundamental Change Purchase Date the Company shall execute and the Trustee shall authenticate and deliver to the Holder of such Note, without charge, a new Note or Notes, of any authorized denomination or denominations as may be requested by such Holder, in aggregate principal amount equal to, and in exchange for, the portion of the principal amount of the Note so surrendered that is not purchased.
     Section 5.5. Covenant to Comply With Securities Laws Upon Purchase of Notes.
     When complying with the provisions of Article V, and subject to any exemptions available under applicable law, the Company shall:
     (a) if such offer or purchase constitutes an “issuer tender offer” for purposes of Rule 13e-4 (which term, as used herein, includes any successor provision thereto) under the Exchange Act at the time of such offer or purchase, (i) if applicable, comply with Rule 13e-4 and Rule 14e-1 (or any successor provision) under the Exchange Act and (ii) file the related Schedule TO (or any successor schedule, form or report) if required under the Exchange Act; and
     (b) otherwise comply with all applicable federal and state securities laws so as to permit the rights and obligations under this ARTICLE V to be exercised in the time and in the manner specified therein.
     Section 5.6. Repayment to the Company.
     To the extent that the aggregate amount of cash deposited by the Company pursuant to Section 5.3 exceeds the aggregate Fundamental Change Purchase Price of the Notes or portions thereof which the Company is obligated to purchase as of the Fundamental Change Purchase Date then, promptly after the Fundamental Change Purchase Date, the Paying Agent shall return any such excess to the Company together with interest, if any, thereon.

ARTICLE VI
COVENANTS
     Section 6.1. Payment of Notes.
     The Company shall pay interest on the Notes as provided in the Notes. The Company shall promptly make all payments in respect of the Notes on the dates and in the manner provided in the Notes or pursuant to this Indenture. Principal and Fundamental Change Purchase Price, redemption price and accrued and unpaid Cash Interest and Additional Interest, if any, shall be considered paid on the applicable date due if on such date the Paying Agent holds, in accordance with this Indenture, money sufficient to pay all such amounts then due. The Company shall, to the fullest extent permitted by law, pay interest on overdue principal and overdue installments of interest and Additional Interest, if any, at the rate borne by the Notes per annum. All references in this Indenture or the Notes to interest shall, without duplication, be deemed to include Additional Interest, if any, payable pursuant to the Registration Rights Agreement.
     PIK Interest shall be paid in the manner provided in Section 2.14. Any payment of PIK Interest shall be considered paid, if not paid in cash, on the date it is due if on such date (1) if PIK Notes (including PIK Notes that are Global Notes) have been issued therefor, such PIK Notes have been authenticated in accordance with the terms of this Indenture and (2) if the payment of PIK Interest is made by increasing the principal amount of Global Notes then authenticated, the Trustee has increased the principal amount of Global Notes then authenticated by the required amount.
     The Company will not be required to make any payment on the Notes due on any day which is not a Business Day until the next succeeding Business Day. The payment made on the next Business Day will be treated as though it were paid on the original due date and no interest will be payable on the payment date for the additional period of time.
     Payment of the principal of and interest and Additional Interest, if any, on the Notes shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.
     Subject to Section 5.1, the Company shall pay interest and Additional Interest, if any, on the Notes to the Person in whose name the Notes are registered at the close of business on the Regular Record Date next preceding the corresponding Interest Payment Date. Any such interest and Additional Interest, if any, not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date and may be paid (a) to the Person in whose name the Notes are registered at the close of business on a Special Record Date for the payment of such defaulted interest and Additional Interest, if any, to be fixed by the Trustee, notice whereof shall be given to the Holders not less than 10 calendar days prior to such Special Record Date or (b) at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange.

     The Holder must surrender the Notes to the Paying Agent to collect payment of principal. Payment of cash interest and Additional Interest, if any, on Certificated Securities in the aggregate principal amount of $5,000,000 or less shall be made by check mailed to the address of the Person entitled thereto as such address appears in the Register, and payment of cash interest and Additional Interest, if any, on Certificated Securities in aggregate principal amount in excess of $5,000,000 shall be made by wire transfer in immediately available funds if requested in writing by the Holder, otherwise by check mailed to the address of the Holder. Notwithstanding the foregoing, so long as the Notes are registered in the name of a Depositary or its nominee, all payments with respect to the Notes shall be made by wire transfer of immediately available funds to the account of the Depositary or its nominee. At the Stated Maturity, interest and Additional Interest, if any, on Certificated Securities will be payable at the office or agency of the Trustee, Registrar and Paying Agent as described in Section 6.5 herein.
     Section 6.2. SEC and Other Reports to the Trustee.
     (a) The Company and Parent shall ensure delivery to the Trustee within 15 calendar days after it files such annual and quarterly reports, information, documents and other reports with the SEC, copies of its annual report and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) which the Company or Parent is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act in accordance with TIA Section 314(a). In the event the Company or Parent is at any time no longer subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, it shall continue to provide the Trustee with reports containing substantially the same information as would have been required to be filed with the SEC had the Company or Parent continued to have been subject to such reporting requirements. In such event, such reports shall be provided at the times the Company or Parent would have been required to provide reports had it continued to have been subject to such reporting requirements. The Company and Parent also shall comply with the other provisions of TIA Section 314(a). Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s or Parent’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely conclusively on Officers’ Certificates). The Trustee shall have no duty or responsibility to review such reports, information or documents. In the event that the Company or Parent shall provide the Trustee with any such report and shall not have filed such report on EDGAR, the Trustee shall promptly mail copies of such reports to each Holder (other than reports provided solely pursuant to TIA Section 314(a)).
     (b) Each of the Company and Parent intends to file the reports referred to in paragraph (a) above in this Section 6.2 hereof with the SEC in electronic form pursuant to Regulation S-T of the SEC using the SEC’s Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system. Compliance with the foregoing shall constitute delivery by the Company or Parent of such reports to the Trustee in compliance with the provisions of Section 6.2(a) and TIA Section 314(a). The Trustee shall have no duty to search for or obtain any electronic or other filings that the Company or Parent makes with the SEC, regardless of whether such filings are periodic, supplemental or otherwise. Delivery of the reports, information and documents to the Trustee pursuant to this Section 6.2(b) shall be solely for the purposes of compliance with this

Section 6.2(b) and with TIA Section 314(a). The Trustee’s receipt of such reports, information and documents shall not constitute notice to it of the consent thereof or of any matter determinable from the content thereof, including the Company’s or Parent’s compliance with any of its covenants hereunder, as to which the Trustee is entitled to rely upon Officers’ Certificates.
     Section 6.3. Compliance Certificate.
     The Company and Parent shall deliver to the Trustee within 120 calendar days after the end of each fiscal year of the Company or Parent, as applicable, an Officers’ Certificate, stating whether or not to the knowledge of the signers thereof, the Company is in compliance with all conditions and covenants under this Indenture.
     Section 6.4. Further Instruments and Acts.
     Upon request of the Trustee, or as otherwise necessary, the Company and Parent shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purposes of this Indenture.
     Section 6.5. Maintenance of Office or Agency of the Trustee, Registrar and Paying Agent.
     The Company shall maintain in the Borough of Manhattan, New York, New York, an office or agency of the Trustee, Registrar and Paying Agent where Notes may be presented or surrendered for payment, where Notes may be surrendered for registration of transfer, exchange, repurchase or redemption and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The office of the Trustee presently located at 100 Wall Street, Suite 1600, New York 10005, shall initially be such office or agency for all of the aforesaid purposes. The Company shall give prompt written notice to the Trustee of the location, and of any change in the location, of any such office or agency (other than a change in the location of the office of the Trustee). If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the address of the Trustee set forth in Section 14.2.
     The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency in the Borough of Manhattan.
     Section 6.6. Delivery of Information Required Under Rule 144A.
     Prior to the expiration of the holding period applicable to sales of the Notes under Rule 144 of the Securities Act (or any successor provision), upon the request of a Holder or any beneficial owner of Notes, the Company shall, during any period in which it is not subject to Section 13 or 15(d) of the Exchange Act, promptly furnish or cause to be furnished the information required pursuant to Rule 144A(d)(4) under the Securities Act to such Holder or any beneficial owner of Notes, or to a prospective purchaser of any such security designated by any such holder, as the case may be, to the extent required to permit compliance by such Holder or holder with Rule 144A under the Securities Act in connection with the resale of any such security. Whether a person is a beneficial owner shall be determined by the Company to the Company’s reasonable satisfaction.
     Section 6.7. Waiver of Stay, Extension or Usury Laws.
     The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury or other law wherever enacted, now or at any time hereafter in force, which would prohibit or forgive the Company from paying all or any portion of the principal amount or Fundamental Change Purchase Price in respect of Notes, or any interest and Additional Interest, if any, on such amounts, as contemplated herein, or which may affect the covenants or the performance of this Indenture; and the Company (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law had been enacted.
     Section 6.8. Statement by Officers as to Default.
     The Company shall deliver to the Trustee, as soon as practicable and in any event within five Business Days after the Company becomes aware of the occurrence of any Default or Event of Default that is continuing, an Officers’ Certificate setting forth the details of such Default or Event of Default and the action which the Company proposes to take with respect thereto.
     Section 6.9. Redemption of Notes.
          Upon the occurrence of a sale/leaseback, other financing, sale or other disposition of substantially all of the Mortgaged Property or any other Collateral of a Subsidiary Guarantor to a Person that is not (either before or after giving effect to such transaction) the Company or a Subsidiary or other Affiliate of the Company (but excluding any transaction subject to Article VII where the recipient is required to become the obligor of the Notes or the Note Guarantees, as applicable), the Company covenants to use all Net Available Cash received by the Company and/or any Subsidiary Guarantor, as the case may be, in connection with such transaction to make a redemption of the Notes pursuant to Article IV of this Indenture within 60 days of receipt; provided, however, that the foregoing provisions of this Section 6.9 shall not be construed to authorize the Company or any Subsidiary Guarantor to engage in any sale/leaseback, other financing, sale or other disposition transaction except as permitted hereunder.
ARTICLE VII
SUCCESSOR CORPORATION
     Section 7.1. When Company or Subsidiary Guarantors May Merge or Transfer Assets.

     Neither the Company nor any of the Subsidiary Guarantors, as the case may be, shall consolidate with or merge with or into any other person or convey, transfer, sell, lease or otherwise dispose of all or substantially all of its properties and assets to any person, unless:
     (a) either (i) the Company or such Subsidiary Guarantor, as the case may be, shall be the continuing corporation or (ii) the Person (if other than the Company or such Subsidiary Guarantor, as the case may be) formed by such consolidation or into which the Company or such Subsidiary Guarantor, as the case may be, is merged or the Person which acquires by conveyance, transfer, sale, lease or other disposition all or substantially all of the properties and assets of the Company or such Subsidiary Guarantor, as the case may be, substantially as an entirety (1) shall be organized and validly existing under the laws of the United States or any State thereof or the District of Columbia and (2) shall expressly assume, by an indenture supplemental hereto, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all of the obligations of the Company or such Subsidiary Guarantor, as the case may be, under the Notes, the Note Guarantees (in the case of the Subsidiary Guarantors), this Indenture, the Security Documents and the Registration Rights Agreement;
     (b) immediately after giving effect to such transaction, no Default shall have occurred and be continuing; and
     (c) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, transfer, sale, lease or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with this ARTICLE VII and that all conditions precedent herein provided for relating to such transaction have been satisfied.
     For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise) of the properties and assets of one or more Subsidiaries, which, if such assets were owned by the Company, together with the assets of all of the other Subsidiaries of the Company, would constitute all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company unless such transfer is to the Company or another Subsidiary.
     The successor Person formed by such consolidation or into which the Company or the Subsidiary Guarantors, as the case may be, is merged or the successor Person to which such conveyance, transfer, sale, lease or other disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company or the Subsidiary Guarantors, as the case may be, under this Indenture with the same effect as if such successor had been named as the Company or the Subsidiary Guarantors, as the case may be, herein; and thereafter, except in the case of a conveyance, transfer, sale, lease or other disposition and any obligations the Company or the Subsidiary Guarantors, as the case may be, may have under a supplemental indenture, the Company or the Subsidiary Guarantors, as the case may be, shall be discharged from all obligations and covenants under this Indenture, the Notes and the Note Guarantees, as applicable. Subject to Section 11.6, the Company or the Subsidiary Guarantors, as the case may be, the Trustee and the successor Person shall enter into a supplemental indenture to evidence the succession and substitution of such successor Person and such discharge and release of the Company or the Subsidiary Guarantors, as the case may be.
     Notwithstanding the foregoing, nothing contained in this Indenture or in the Notes or the Note Guarantees will prevent:
     (1) any consolidation or merger of a Subsidiary Guarantor with or into the Company or any other Subsidiary Guarantor;
     (2) any sale or conveyance of the property of a Subsidiary Guarantor as an entirety or substantially as an entirety to the Company or any other Subsidiary Guarantor; or
     (3) any Subsidiary Guarantor may consolidate with or merge with or into any other person or convey, transfer, sell, lease or otherwise dispose of all or substantially all of its properties and assets to any Subsidiary or Affiliate of the Company so long as such Subsidiary or Affiliate (1) shall be organized and validly existing under the laws of the United States or any State thereof or the District of Columbia, (2) shall expressly assume, by an indenture supplemental hereto, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all of the obligations of the Company or such Subsidiary Guarantor, as the case may be, under the Notes, the Note Guarantees (in the case of the Subsidiary Guarantors), this Indenture, the Security Documents and the Registration Rights Agreement and (3) such Subsidiary or Affiliate is an entity whose sole permitted business purpose is to own the real property and other assets now owned by such Subsidiary Guarantor.
ARTICLE VIII
DEFAULTS AND REMEDIES
     Section 8.1. Events of Default.
     So long as any Notes are outstanding, each of the following shall be an “Event of Default”:
     (a) the failure by the Company to pay the principal of (or premium, if any, on) any Note when the same becomes due and payable at a date fixed for prepayment thereof or otherwise, as therein provided or as provided in this Indenture;
     (b) the failure by the Company to pay any accrued and unpaid interest or Additional Interest, if any, on any Note, in each case, when due and payable, and such default shall continue for a period of 30 days;
     (c) the Note Guarantees shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of the Subsidiary Guarantors, as the case may be, denies that it has any further liability under the Note Guarantees or gives notice to such effect, other than by reason of the termination of this Indenture or the release of the Note Guarantees in accordance with this Indenture;

     (d) the failure by the Company to provide notice in the event of a Fundamental Change in accordance with Section 5.1(b);
     (e) any Lien purported to be created under any Security Document shall at any time cease to be, or shall be asserted by the Subsidiary Guarantors not to be, a valid and perfected Lien on any material portion of the Collateral intended to be covered thereby (to the extent perfection by filing, registration, recordation or possession is required by this Indenture or the Security Documents), with the priority required by the applicable Security Document, except as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under this Indenture;
     (f) the failure by the Company or Parent to perform or observe any other term, covenant or agreement contained in the Notes, the Indenture or the Security Documents (other than a term, covenant or agreement a default in whose performance or whose breach is elsewhere in this Section 8.1 specifically dealt with) for a period of 60 days after written notice of such failure has been given, by certified mail, (1) to the Company or Parent by the Trustee or (2) to the Company or Parent and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes then outstanding;
     (g) there shall have occurred a default under any credit agreement, mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness of the Company or any of its Subsidiaries for borrowed money whether such indebtedness now exists, or is created after the date of this Indenture, which default (i) involves the failure to pay principal of or any premium or interest on such indebtedness when such indebtedness becomes due and payable at the stated maturity thereof, and such default shall continue after any applicable grace period or (ii) results in the acceleration of such indebtedness prior to the stated maturity thereof (without such acceleration being rescinded or annulled), and, in each case, the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness so unpaid at its stated maturity or the stated maturity of which has been so accelerated, aggregates $35,000,000 or more;
     (h) there shall be a failure by the Company or any of its Subsidiaries to pay final judgments not covered by insurance aggregating in excess of $35,000,000, which judgments are not paid, discharged or stayed for a period of 60 calendar days;
     (i) the Company or any Significant Subsidiary, or any group of two or more Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, pursuant to or under or within the meaning of any Bankruptcy Law:
     (i) commences a voluntary case or proceeding;
     (ii) consents to the entry of any order for relief against it in an involuntary case or proceeding or the commencement of any case against it;
     (iii) consents to the appointment of a Custodian of it or for any substantial part of its property;

     (iv) makes a general assignment for the benefit of its creditors;
     (v) files a petition in bankruptcy or answer or consent seeking reorganization or relief; or
     (vi) consents to the filing of such petition or the appointment of or taking possession by a Custodian;
     (j) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:
     (i) is for relief against the Company or any Significant Subsidiary in an involuntary case or proceeding, or adjudicates the Company or any Significant Subsidiary insolvent or bankrupt;
     (ii) appoints a Custodian of the Company or any Significant Subsidiary or for any substantial part of the property of either; or
     (iii) orders the winding up or liquidation of the Company or any Significant Subsidiary, and the order of decree remains unstayed and in effect for 60 days; and
     (k) the failure by the Company to purchase any Note, or any portion thereof, in accordance with ARTICLE V, upon the exercise by the Holder of such Holder’s right to require the Company to purchase such Notes pursuant thereto (which was not withdrawn pursuant to Section 5.2(b)) hereof.
     Section 8.2. Acceleration.
     If an Event of Default (other than an Event of Default specified in Section 8.1(i) or Section 8.1(j) with respect to the Company) occurs and is continuing (including an Event of Default specified in Section 8.1(i) or Section 8.1(j) with respect to one or more Significant Subsidiaries), the Trustee by notice to the Company, or the Holders of at least 25% in aggregate principal amount of the Notes at the time outstanding by notice to the Company and the Trustee, may declare the principal of (including any principal on account of PIK Interest), and accrued and unpaid interest (including any accrued PIK Interest) and Additional Interest, if any, on, all the Notes to be immediately due and payable. Upon such a declaration, such accelerated amount shall be due and payable immediately.
     If an Event of Default specified in Section 8.1(i) or Section 8.1(j) occurs with respect to the Company and is continuing, the principal of (including any principal on account of PIK Interest), and accrued and unpaid interest and Additional Interest, if any, (including any accrued PIK Interest) on, all the Notes shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.
     The Holders of a majority in aggregate principal amount of the Notes at the time outstanding, by notice to the Trustee (and without notice to any other Holder) may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived except nonpayment of the principal of, premium, if any, or any accrued and unpaid interest and Additional Interest, if any, that have become due solely as a result of acceleration and if all amounts due to the Trustee under Section 9.7 have been paid. No such rescission shall affect any subsequent Default or impair any right consequent thereto.
     Section 8.3. Other Remedies.
     If an Event of Default occurs and is continuing, the Trustee may, but shall not be obligated to, pursue any available remedy to collect the payment of the principal plus accrued and unpaid interest and Additional Interest, if any, on the Notes or to enforce the performance of any provision of the Notes or this Indenture.
     The Trustee may maintain a proceeding even if the Trustee does not possess any of the Notes or does not produce any of the Notes in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of, or acquiescence in, the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative.
     Section 8.4. Waiver of Past Defaults.
     Subject to Section 8.7 and Section 11.2, the Holders of a majority in aggregate principal amount of the Notes at the time outstanding, by notice to the Trustee (and without notice to any other Holder), may waive an existing Default and its consequences except:
     (a) a Default described in Section 8.1(a) or Section 8.1(b); or
     (b) a Default in respect of any provision of this Indenture or the Notes, which, under Section 11.2, cannot be amended or modified without the consent of each Holder affected thereby.
     When a Default is waived, it is deemed cured, but no such waiver shall extend to any subsequent or other Default or impair any consequent right. This Section 8.4 shall be in lieu of Section 316(a)1(B) of the TIA and such Section 316(a)1(B) is hereby expressly excluded from this Indenture, as permitted by the TIA.
     Section 8.5. Control by Majority.
     The Holders of a majority in aggregate principal amount of the Notes at the time outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines in good faith is prejudicial to the rights of other Holders or would involve the Trustee in personal liability unless the Trustee is offered indemnity satisfactory to it. This Section 8.5 shall be in lieu of Section 316(a)1(A) of the TIA and such Section 316(a)1(A) is hereby expressly excluded from this Indenture, as permitted by the TIA.

     Section 8.6. Limitation on Suits.
     A Holder may not pursue any remedy with respect to this Indenture or the Notes unless:
     (a) the Holder gives to the Trustee written notice stating that an Event of Default is continuing;
     (b) the Holders of at least 25% in aggregate principal amount of the Notes at the time outstanding make a written request to the Trustee to pursue the remedy;
     (c) such Holder or Holders offered to the Trustee security or indemnity reasonably satisfactory to the Trustee against any loss, liability or expense;
     (d) the Trustee does not comply with the request within 60 days after receipt of such notice, request and offer of security or indemnity; and
     (e) the Holders of a majority in aggregate principal amount of the Notes at the time outstanding do not give the Trustee a direction inconsistent with the request during such 60-day period.
     A Holder may not use this Indenture to prejudice the rights of any other Holder or to obtain a preference or priority over any other Holder (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not such actions or forbearances are unduly prejudicial to such Holders).
     Section 8.7. Rights of Holders to Receive Payment.
     Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of the principal, Fundamental Change Purchase Price, interest and Additional Interest, if any, in respect of the Notes held by such Holder, on or after the respective due dates expressed in the Notes and in this Indenture, or to bring suit for the enforcement of any such payment on or after such respective dates, is absolute and unconditional and shall not be impaired or affected adversely without the consent of such Holder.
     Section 8.8. Collection Suit by Trustee.
     If an Event of Default described in Section 8.1(a) or Section 8.1(b) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Company or another obligor on the Notes for the whole amount owing with respect to the Notes and the amounts provided for in Section 9.7.
     Section 8.9. Trustee May File Proofs of Claim.
     In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Company or any other obligor upon the Notes or the property of the Company or of such other obligor or their creditors, the Trustee (irrespective of whether the principal, Fundamental Change Purchase Price, interest and Additional Interest, if any, in respect of the Notes shall then be due and payable as therein expressed or by declaration or otherwise and irrespective of whether the Trustee shall have made any demand on the Company for the payment of any such amount) shall be entitled and empowered, by intervention in such proceeding or otherwise:
     (a) to file and prove a claim for the whole amount of the principal, Fundamental Change Purchase Price, interest and Additional Interest, if any, and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel or any other amounts due the Trustee under Section 9.7) and of the Holders allowed in such judicial proceeding, and
     (b) to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or similar official in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay the Trustee any amount due it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 9.7.
     Nothing contained herein shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.
     Section 8.10. Priorities.
     If the Trustee collects any money pursuant to this ARTICLE VIII, it shall pay out the money in the following order:
     FIRST: to the Trustee and Collateral Trustee for amounts due under Section 9.7;
     SECOND: to Holders for amounts due and unpaid on the Notes for the principal, Fundamental Change Purchase Price, interest and Additional Interest, if any as the case may be, ratably, without preference or priority of any kind, according to such amounts due and payable on the Notes; and
     THIRD: the balance, if any, to the Company or the Subsidiary Guarantor, as the case may be.
     The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 8.10. At least 10 calendar days prior to such record date, the Trustee shall mail to each Holder and the Company a notice that states the record date, the payment date and the amount to be paid.
     Section 8.11. Undertaking for Costs.

     In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant (other than the Trustee) in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 8.11 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 8.7 or a suit by Holders of more than 10% in aggregate principal amount of the Notes at the time outstanding. This Section 8.11 shall be in lieu of Section 315(e) of the TIA and such Section 315(e) is hereby expressly excluded from this Indenture, as permitted by the TIA.
ARTICLE IX
TRUSTEE
     Section 9.1. Duties of Trustee.
     (a) If an Event of Default has occurred and is continuing, the Trustee shall exercise the rights and powers vested in it by this Indenture and use the same degree of care and skill in its exercise of those rights and powers as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.
     (b) Except during the continuance of an Event of Default:
     (i) the Trustee need perform only those duties that are specifically set forth in this Indenture and no others; and
     (ii) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture, but in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture, but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein.
     This Section 9.1(b) shall be in lieu of Section 315(a) of the TIA and such Section 315(a) is hereby expressly excluded from this Indenture, as permitted by the TIA.
     (c) The Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:
          (i) this clause (c) does not limit the effect of clause (b) of this Section 9.1;

          (ii) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and
          (iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 8.5.
     (d) The Trustee may refuse to perform any duty or exercise any right or power or extend or risk its own funds or otherwise incur any financial liability unless it receives indemnity reasonably satisfactory to it against any loss, liability or expense.
     (e) Money held by the Trustee in trust hereunder need not be segregated from other funds except to the extent required by law. The Trustee (acting in any capacity hereunder) shall be under no liability for interest on any money received by it hereunder unless otherwise agreed in writing with the Company.
     (f) The Trustee shall comply with the reporting requirements set forth in Section 313 of the TIA.
     Section 9.2. Rights of Trustee.
     Subject to, in the case of the Trustee, its duties and responsibilities under the TIA and this Indenture and, in the case of the Collateral Trustee, its duties and responsibilities under this Indenture and the Security Agreement,
     (a) the Trustee or Collateral Trustee may conclusively rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document (whether in its original or facsimile form) believed by it to be genuine and to have been signed or presented by the proper party or parties;
     (b) whenever in the administration of this Indenture the Trustee or Collateral Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Trustee or Collateral Trustee (unless other evidence be herein specifically prescribed) may, in the absence of bad faith on its part, conclusively rely upon an Officers’ Certificate;
     (c) the Trustee or Collateral Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys and the Trustee or Collateral Trustee shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder;
     (d) the Trustee or Collateral Trustee shall not be liable for any action taken, suffered, or omitted to be taken by it in good faith which it reasonably believes to be authorized or within its rights or powers conferred under this Indenture;

     (e) the Trustee or Collateral Trustee may consult with counsel selected by it and any advice or Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it hereunder in good faith and in reliance on such advice or Opinion of Counsel;
     (f) the Trustee or Collateral Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request, order or direction of any of the Holders, pursuant to the provisions of this Indenture, unless such Holders shall have offered to the Trustee or Collateral Trustee security or indemnity satisfactory to it against the costs, expenses and liabilities which may be incurred therein or thereby;
     (g) any request or direction of the Company mentioned herein shall be sufficiently evidenced by a Company Request or Company Order and any resolution of the Board of Directors may be sufficiently evidenced by a Board Resolution;
     (h) the Trustee or Collateral Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee or Collateral Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee or Collateral Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company, personally or by agent or attorney at the sole cost of the Company and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation;
     (i) the Trustee or Collateral Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee or Collateral Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a default is received by the Trustee or Collateral Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture;
     (j) the rights, privileges, protections, immunities and benefits given to the Trustee or Collateral Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee or Collateral Trustee in each of its capacities hereunder, and to each agent, custodian and other person employed to act hereunder;
     (k) the Trustee or Collateral Trustee may request that the Company deliver an Officers’ Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officers’ Certificate may be signed by any person authorized to sign an Officers’ Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded; and
     (l) to the extent permitted by the TIA, in no event shall the Trustee be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.
     Section 9.3. Individual Rights of Trustee.

     The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee; provided that the Trustee must comply with Section 9.10 and Section 9.11. Any Paying Agent, Registrar or co-registrar may do the same with like rights.
     Section 9.4. Trustee’s Disclaimer.
     The Trustee makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Company’s use or application of the proceeds from the Notes, it shall not be responsible for any statement in any registration statement for the Notes under the Securities Act or in any offering document for the Notes, this Indenture or the Notes (other than its certificate of authentication), or the determination as to which beneficial owners are entitled to receive any notices hereunder.
     Section 9.5. Notice of Defaults.
     If a Default occurs and if it is known to the Trustee, the Trustee shall give to each Holder notice of the Default within 90 calendar days after it occurs or, if later, within 15 calendar days after it is known to the Trustee, unless such Default shall have been cured or waived before the giving of such notice. Notwithstanding the preceding sentence, except in the case of a Default described in Section 8.1(a), Section 8.1(b) or Section 8.1(k), the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interest of the Holders. The preceding sentence shall be in lieu of the proviso to Section 315(b) of the TIA and such proviso is hereby expressly excluded from this Indenture, as permitted by the TIA.
     Section 9.6. Reports by Trustee to Holders.
     Within 60 days after each May 15 beginning with the May 15 following the date of this Indenture, the Trustee shall mail to each Holder a brief report dated as of such May 15 that complies with TIA Section 313(a), if required by such Section 313(a). The Trustee also shall comply with TIA Section 313(b).
     A copy of each report at the time of its mailing to Holders shall be filed with the SEC and each securities exchange, if any, on which the Notes are listed. The Company agrees to notify the Trustee promptly whenever the Notes become listed on any securities exchange and of any delisting thereof.
     Section 9.7. Compensation and Indemnity.
     The Company agrees to:
     (a) pay to the Trustee from time to time such compensation as the Company and the Trustee shall from time to time agree in writing for all services rendered by it hereunder (which compensation shall not be limited (to the extent permitted by law) by any provision of law in regard to the compensation of a trustee of an express trust);

     (b) reimburse the Trustee upon its request for all expenses, disbursements and advances incurred or made by the Trustee in accordance with any provision of this Indenture (including the compensation and the reasonable expenses, advances and disbursements of its agents and counsel), except any such expense, disbursement or advance as may be attributable to its own negligence or willful misconduct; and
     (c) fully indemnify the Trustee or any predecessor Trustee and their agents for, and to hold them harmless against, any and all loss, damage, claim, liability, cost or expense (including attorney’s fees and expenses, and taxes (other than taxes based upon, measured by or determined by the income of the Trustee)) incurred without the Trustee’s negligent action, negligent failure to act or willful misconduct, arising out of or in connection with the acceptance or administration of this trust, including the costs and expenses of defending itself against any claim (whether asserted by the Company or any Holder or any other person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, or in connection with enforcing the provisions of this Section 9.7.
     With regard to its indemnification rights under this Section 9.7(c) where the Company has assumed the defense in any action or proceeding, the Trustee shall have the right to employ separate counsel in any such action or proceeding and participate in the investigation and defense thereof, and the Company shall pay the reasonable fees and expenses of such separate counsel; provided, however, that the Trustee may only employ separate counsel at the expense of the Company if in the judgment of the Trustee (i) a conflict of interest exists by reason of common representation or (ii) there are legal defenses available to the Trustee that are different from or are in addition to those available to the Company or if all parties commonly represented do not agree as to the action (or inaction) of counsel.
     To secure the Company’s payment obligations in this Section 9.7, the Trustee shall have a lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay the principal amount, Fundamental Change Purchase Price or interest and Additional Interest, if any, as the case may be, on particular Notes.
     The Company’s payment obligations pursuant to this Section 9.7 shall survive the discharge of this Indenture and the resignation or removal of the Trustee. When the Trustee incurs expenses after the occurrence of a Default specified in Section 8.1(i) or Section 8.1(j), the expenses including the reasonable charges and expenses of its counsel, are intended to constitute expenses of administration under any Bankruptcy Law.
     Section 9.8. Replacement of Trustee.
     The Trustee or Collateral Trustee may resign by so notifying the Company; provided, however, that no such resignation shall be effective until a successor Trustee or Collateral Trustee has accepted its appointment pursuant to this Section 9.8. The Holders of a majority in aggregate principal amount of the Notes at the time outstanding may remove the Trustee or Collateral Trustee by so notifying the Trustee or Collateral Trustee and the Company. The Company shall remove the Trustee or Collateral Trustee if:

     (a) the Trustee fails to comply with Section 9.10;
     (b) the Trustee or Collateral Trustee is adjudged bankrupt or insolvent;
     (c) a receiver or public officer takes charge of the Trustee or Collateral Trustee or its property; or
     (d) the Trustee or Collateral Trustee otherwise becomes incapable of acting.
     If the Trustee or Collateral Trustee resigns or is removed or if a vacancy exists in the office of Trustee or Collateral Trustee for any reason, the Company shall promptly appoint, by resolution of its Board of Directors, a successor Trustee or Collateral Trustee.
     A successor Trustee or Collateral Trustee shall deliver a written acceptance of its appointment to the retiring Trustee or Collateral Trustee and to the Company satisfactory in form and substance to the retiring Trustee or Collateral Trustee and the Company. Thereupon the resignation or removal of the retiring Trustee or Collateral Trustee shall become effective, and the successor Trustee or Collateral Trustee shall have all the rights, powers and duties of the Trustee or Collateral Trustee under this Indenture. The successor Trustee or Collateral Trustee shall mail a notice of its succession to Holders. The retiring Trustee or Collateral Trustee shall promptly transfer all property held by it as Trustee or Collateral Trustee to the successor Trustee or Collateral Trustee, upon payment of all the retiring Trustee’s or Collateral Trustee’s fees and expenses then due and payable and subject to the lien provided for in Section 9.7.
     If a successor Trustee or Collateral Trustee does not take office within 30 days after the retiring Trustee or Collateral Trustee resigns or is removed, the retiring Trustee or Collateral Trustee, the Company or the Holders of a majority in aggregate principal amount of the Notes at the time outstanding may petition at the expense of the Company any court of competent jurisdiction at the expense of the Company for the appointment of a successor Trustee or Collateral Trustee.
     If the Trustee fails to comply with Section 9.10, any Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.
     Section 9.9. Successor Trustee by Merger.
     If the Trustee consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation, the resulting, surviving or transferee corporation without any further act shall be the successor Trustee.
     Section 9.10. Eligibility; Disqualification.
     The Trustee and any successor Trustee shall at all times satisfy the requirements of TIA Sections 310(a)(1) and 310(b). The Trustee (or its parent holding company) shall have a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition. Nothing contained herein shall prevent the Trustee from filing with the SEC the application referred to in the penultimate paragraph of TIA Section 310(b). If at any time the Trustee shall cease to be eligible in accordance with the provisions of this Section 9.10, it shall resign immediately in the manner and with the effect hereinafter specified in this Article.
     Section 9.11. Preferential Collection of Claims Against Company.
     The Trustee shall comply with TIA Section 311(a), excluding any creditor relationship listed in TIA Section 311(b). A Trustee who has resigned or been removed shall be subject to TIA Section 311(a) to the extent indicated therein.
ARTICLE X
DISCHARGE OF INDENTURE; LEGAL DEFEASANCE AND COVENANT
DEFEASANCE
     Section 10.1. Discharge of Liability on Notes; Legal Defeasance and Covenant Defeasance.
     (a) When (i) the Company delivers to the Trustee all outstanding Notes (other than Notes replaced or repaid pursuant to Section 2.7) for cancellation or (ii) all outstanding Notes have become due and payable (whether at the Stated Maturity, Fundamental Change Purchase Date or upon acceleration, or on a redemption date as a result of the mailing of a notice of redemption pursuant to Article IV hereof) and the Company irrevocably deposits with the Paying Agent cash sufficient to pay all amounts due and owing on all outstanding Notes (other than Notes replaced pursuant to Section 2.7), and if in either case the Company pays all other sums payable hereunder by the Company, then this Indenture shall, subject to Section 9.7, cease to be of further effect. The Trustee shall join in the execution of a document prepared by the Company acknowledging satisfaction and discharge of this Indenture on demand of the Company accompanied by an Officers’ Certificate and Opinion of Counsel and at the cost and expense of the Company.
     (b) Subject to Sections 10.1(c) and 10.2, the Company at any time may terminate (1) all its obligations under the Notes and this Indenture (“legal defeasance option”) or (2) its obligations under Article V, Sections 6.2, 6.4, 6.5, Article XII and the operation of Sections 8.01(e), 8.01(f) (with respect to the covenants so defeased), 8.01(g), 8.01(h) and 8.01(k) and the limitations contained in Section 7.1(b) (“covenant defeasance option”). The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.
     If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in Sections 8.01(e), 8.01(f) (with respect to the covenants so defeased), 8.01(g), 8.01(h) and 8.01(k) or because of the failure of the Company to comply with Section 7.1(b).
     Upon satisfaction of the conditions set forth herein and upon request of the Company, the Trustee shall acknowledge in writing the discharge of those obligations that the Company terminates.

     (c) Notwithstanding clauses (a) and (b) above, the Company’s obligations in Sections 2.4, 2.5, 2.6, 2.7, 2.8, 9.7 and 9.8 and in this Article X shall survive until the Notes have been paid in full. Thereafter, the Company’s obligations in Sections 9.7, 10.4 and 10.5 shall survive.
     Section 10.2. Conditions to Legal Defeasance or Covenant Defeasance. The Company may exercise its legal defeasance option or its covenant defeasance option only if:
     (1) the Company irrevocably deposits in trust with the Trustee money or U.S. Government Obligations for the payment of principal of (and premium, if any, on) and interest on the Notes to maturity or redemption, as the case may be;
     (2) the Company delivers to the Trustee a certificate from a nationally recognized firm of independent accountants expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal of (and premium, if any, on) and interest when due on all the Notes to maturity or redemption, as the case may be;
     (3) 123 days pass after the deposit is made, and during the 123-day period no Default specified in Sections 8.1(i) or (j) with respect to the Company occurs which is continuing at the end of the period;
     (4) the deposit does not constitute a default under any other agreement binding on the Company;
     (5) the Company delivers to the Trustee an Opinion of Counsel to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940;
     (6) in the case of the legal defeasance option, the Company shall have delivered to the Trustee an Opinion of Counsel stating that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or (B) since the date of this Indenture there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred;
     (7) in the case of the covenant defeasance option, the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;
     (8) the Company delivers to the Trustee an Opinion of Counsel in the jurisdiction or organization of the Company (if other than the United States) to the effect that (A) Holders will not recognize income, gain or loss income tax purposes of such jurisdiction as a result of such deposit and defeasance, and will be subject to income tax of such jurisdiction on the same amounts, and in the same manner and at the same times as would have been the case if such deposit and defeasance, had not occurred; and
     (9) the Company delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the Notes as contemplated by this Article X have been complied with.
     Before or after a deposit, the Company may make arrangements satisfactory to the Trustee for the redemption of Notes at a future date in accordance with Article IV.
     Section 10.3. Deposited Monies to Be Held in Trust by Trustee.
     Subject to Section 10.4, all monies deposited with the Trustee pursuant to Section 10.1 shall be held in trust for the sole benefit of the Holders. Such deposited monies shall be applied by the Trustee to the payment, either directly or through any paying agent, to the holders of the particular Notes for the payment of which such monies have been deposited with the Trustee, of all sums due and to become due thereon for principal and interest and Additional Interest, if any.
     Section 10.4. Repayment to the Company.
     The Trustee and the Paying Agent shall return to the Company upon written request any cash or securities held by them for the payment of any amount with respect to the Notes that remains unclaimed for two years, subject to applicable unclaimed property law. After return to the Company, Holders entitled to the cash or securities must look to the Company for payment as general creditors unless an applicable abandoned property law designates another person and the Trustee and the Paying Agent shall have no further liability to the Holders with respect to such cash or securities for that period commencing after the return thereof.
     Section 10.5. Indemnity for Government Obligations.
     The Company shall pay and shall indemnify the Trustee against any tax, fee or other charge imposed on or assessed against deposited U.S. Government Obligations or the principal and interest received on such U.S. Government Obligations.
     Section 10.6. Reinstatement.

     If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with this Article X by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s obligations under this Indenture, and the Notes so discharged or defeased shall be revived and reinstated as though no deposit had occurred pursuant to this Article X until such time as the Trustee or Paying Agent is permitted to apply all such money or U.S. Government Obligations in accordance with this Article X; provided, however, that, if the Company has made any payment of interest on or principal of any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.
ARTICLE XI
AMENDMENTS
     Section 11.1. Without Consent of Holders of Notes.
     The Company, Parent, the Subsidiary Guarantors (with respect to the Note Guarantees), the Trustee and the Collateral Trustee, but only if such amendment effects the rights or obligations of the Collateral Trustee hereunder, may amend this Indenture, the Notes, the Security Documents or the Note Guarantees without the consent of any Holder to:
     (a) add to the covenants of the Company, Parent or the Subsidiary Guarantors for the benefit of the Holders of Notes;
     (b) surrender any right or power herein conferred upon the Company, the Subsidiary Guarantors (with respect to the Note Guarantees) or Parent;
     (c) provide for the assumption of the Company’s or the Subsidiary Guarantors’ obligations to the Holders of Notes in the case of a merger, consolidation, conveyance, transfer, sale, lease or other disposition pursuant to ARTICLE VII;
     (d) comply with the requirements of the SEC in order to effect or maintain the qualification of this Indenture under the TIA;
     (e) make any changes or modifications necessary in connection with the registration of the Notes under the Securities Act as contemplated in the Registration Rights Agreement; provided, however, that such action pursuant to this clause (g) does not, in the good faith opinion of the Board of Directors (as evidenced by a Board Resolution), adversely affect the interests of the Holders of Notes in any material respect;
     (f) to evidence and provide the acceptance of the appointment of a successor trustee hereunder;
     (g) add additional guarantees with respect to the Notes or to add additional Collateral to secure the Notes;

     (h) cure any ambiguity or correct or supplement any provision in this Indenture, the Notes, the Note Guarantees or any Security Document which may be inconsistent with any other provision herein or which is otherwise defective, or to make any other provisions with respect to matters or questions arising under this Indenture, the Notes, the Note Guarantees or any Security Document which the Company, the Subsidiary Guarantors or Parent may deem necessary or desirable and which shall not be inconsistent with the provisions of this Indenture; provided, however, that such action pursuant to this clause (h) does not, in the good faith opinion of the Board of Directors (as evidenced by a Board Resolution), adversely affect the interests of the Holders of Notes in any material respect;
     (i) evidence the succession of another Person to the Company, Parent, the Subsidiary Guarantors or any other obligor upon the Notes, and the assumption by any such successor of the covenants of the Company, Parent, the Subsidiary Guarantors or such obligor herein and in the Notes, in each case in compliance with the provisions of this Indenture;
     (j) add or modify any other provisions herein with respect to matters or questions arising hereunder which the Company, Parent, the Subsidiary Guarantors and the Trustee may deem necessary or desirable and which shall not adversely affect the interests of the Holders of Notes; or
     (k) to provide for the issuance of Exchange Notes or additional Notes pursuant to Section 2.1(b).
     Section 11.2. With Consent of Holders of Notes.
     Except as provided below in this Section 11.2, this Indenture, the Notes or the Note Guarantees may be amended, modified or supplemented, and noncompliance in any particular instance with any provision of this Indenture, the Notes or the Note Guarantees may be waived, in each case with the written consent or affirmative vote of the Holders of at least a majority of the principal amount of the Notes at the time outstanding.
     Without the written consent or the affirmative vote of each Holder of Notes affected thereby (in addition to the written consent or the affirmative vote of the holders of at least a majority of the principal amount of the Notes at the time outstanding), an amendment or waiver under this Section 11.2 may not:
     (a) change the maturity of the principal amount of, or the payment date of any installment of interest or Additional Interest, if any, on, any Note;
     (b) reduce the principal amount or Fundamental Change Purchase Price of, or interest or Additional Interest, if any, on, any Note;
     (c) change the currency of payment of the principal amount or Fundamental Change Purchase Price of, or interest or Additional Interest, if any, on, any Note from U.S. Dollars;

     (d) impair or adversely affect the rate of accrual of interest or Additional Interest, if any, on any Note, or the manner of calculation thereof;
     (e) impair the right of any Holder to institute suit for the enforcement of any payment or with respect to any Note;
     (f) modify the Company’s obligation to maintain a Registrar or Paying Agent, and an office or agency where notices and demands to or upon the Company or Parent in respect of the Notes, the Note Guarantees and this Indenture may be served in the Borough of Manhattan, New York City;
     (g) release the Subsidiary Guarantors from its Note Guarantees, except as provided in this Indenture;
     (h) release any material Collateral, except as provided herein and in the Security Documents;
     (i) reduce the percentage of the principal amount of the outstanding Notes the written consent or affirmative vote of whose Holders is required for any such amendment, modification or supplement;
     (j) reduce the percentage of the principal amount of the outstanding Notes the written consent or affirmative vote of whose Holders is required to rescind an acceleration and its consequences or for any waiver of any past Default provided for in this Indenture;
     (k) waive any matter set forth in Section 8.4(a) or Section 8.4(b);
     It shall not be necessary for the consent of the Holders under this Section 11.2 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent approves the substance thereof.
     After an amendment under this Section 11.2 becomes effective, the Company shall mail to each Holder a notice briefly describing the amendment.
     Section 11.3. Compliance with Trust Indenture Act.
Every supplemental indenture executed pursuant to this Article shall comply with the TIA.
     Section 11.4. Revocation and Effect of Consents, Waivers and Actions.
     Until an amendment, waiver or other action by Holders becomes effective, a consent thereto by a Holder of a Note hereunder is a continuing consent by the Holder and every subsequent Holder of that Note or portion of the Note that evidences the same obligation as the consenting Holder’s Note, even if notation of the consent, waiver or action is not made on the Note. However, any such Holder or subsequent Holder may revoke the consent, waiver or action as to such Holder’s Note or portion of the Note if the Trustee receives the notice of revocation before the date the amendment, waiver or action becomes effective. After an amendment, waiver or action becomes effective, it shall bind every Holder.
     Section 11.5. Notation on or Exchange of Notes.
     Notes authenticated and delivered after the execution of any supplemental indenture pursuant to this ARTICLE XI may, and shall if required by the Trustee, bear a notation in form approved by the Trustee as to any matter provided for in such supplemental indenture. If the Company shall so determine, new Notes so modified as to conform, in the opinion of the Trustee and the Board of Directors, to any such supplemental indenture may be prepared and executed by the Company and authenticated and delivered by the Trustee in exchange for outstanding Notes.
     Section 11.6. Trustee to Sign Supplemental Indentures.
     The Trustee shall sign any supplemental indenture authorized pursuant to this ARTICLE XI if the amendment contained therein does not adversely affect the rights, duties, liabilities or immunities of the Trustee. If it does, the Trustee may, but need not, sign such supplemental indenture. In signing such supplemental indenture the Trustee shall receive, and (subject to the provisions of Section 9.1) shall be fully protected in relying upon, an Officers’ Certificate and an Opinion of Counsel stating that such amendment is authorized or permitted by this Indenture.
     Section 11.7. Effect of Supplemental Indentures.
     Upon the execution of any supplemental indenture under this Article, this Indenture shall be modified in accordance therewith, and such supplemental indenture shall form a part of this Indenture for all purposes; and every Holder of Notes theretofore or thereafter authenticated and delivered hereunder shall be bound thereby.

ARTICLE XII
COLLATERAL AND SECURITY
     Section 12.1. The Collateral. (a) U.S. Bank National Association is appointed to act as the initial trustee of the collateral (in such capacity, the “Collateral Trustee”), and the Collateral Trustee shall have the privileges, powers and immunities as set forth herein and in the Security Documents. The due and punctual payment of principal of (and premium, if any, on) and interest on the Notes when and as the same shall become due and payable, whether on an Interest Payment Date, at the Stated Maturity, by declaration of acceleration, call for redemption or otherwise, interest on the overdue principal of and interest (to the extent permitted by law), if any, on the Notes and the performance of all other obligations of the Subsidiary Guarantors under this Indenture, the Notes, the Note Guarantees and the Security Documents, according to the terms hereunder or thereunder, shall be secured a first-priority Lien (collectively, the “Note Liens”) in the Collateral as provided in the Security Documents to which the Subsidiary Guarantors has entered into simultaneously with the execution of this Indenture and will be secured by all of the Collateral pledged pursuant thereto and pursuant to any Security Documents hereafter delivered as permitted by this Indenture. The Company and the Subsidiary Guarantors hereby agree that the Collateral Trustee shall hold the Collateral in trust for the benefit of all of the Holders and the Trustee, in each case pursuant to the terms of this Indenture and the Security Documents, and the Collateral Trustee is hereby authorized to execute and deliver the Security Documents.
     (b) The collateral shall initially be comprised of a perfected first-priority Lien on the Mortgaged Property and the Personal Property, subject to Permitted Liens (the “Collateral”). For the avoidance of doubt, the Collateral shall not include any other property of the Company or the Subsidiary Guarantors.
     (c) Each Holder, by its acceptance of any Notes and the related Note Guarantees, consents and agrees to the terms of the Security Documents (including, without limitation, the provisions providing for foreclosure) as the same may be in effect or may be amended from time to time in accordance with their terms and authorizes and directs the Trustee and the Collateral Trustee to perform their respective obligations and exercise their respective rights under the Security Documents in accordance therewith.
     (d) The Trustee and each Holder, by accepting the Notes and the related Note Guarantees, acknowledges that, as more fully set forth in the Security Documents, the Collateral as now or hereafter constituted shall be held for the benefit of all the Holders and the Trustee, and that the Note Liens and the Security Documents in respect of the Trustee and the Holders are subject to and qualified and limited in all respects by the Security Documents and actions that may be taken thereunder.
     Section 12.2. Maintenance of Collateral. The Subsidiary Guarantors shall use their best efforts to maintain the Collateral in good, safe and insurable operating order, condition and repair (ordinary wear and tear excepted) and do all other acts as may be reasonably necessary or appropriate to maintain and preserve the value of the Collateral, except where the failure to maintain such value would not have a material adverse effect on the Collateral. The Subsidiary

Guarantors shall pay all real estate and other taxes (except for those being contested in good faith and for which adequate reserves have been made), and maintain in full force and effect all material permits and certain insurance coverages, except to the extent that the failure to maintain such permits and coverages follows the sale, in accordance with this Indenture, of the assets to which such permits or coverages relate or where such failure would not have a material adverse effect on the Collateral.
     Section 12.3. Further Assurances; Insurance.
     (a) The Subsidiary Guarantors shall, at their sole expense, do all acts reasonably requested by the Collateral Trustee which may be reasonably necessary to confirm that the Collateral Trustee holds, for the benefit of the Holders and the Trustee, duly created, enforceable and perfected Note Liens and security interests in the Collateral as contemplated by this Indenture and the Security Documents.
     (b) The Subsidiary Guarantors shall, at their sole expense, execute, acknowledge and deliver such documents and instruments and take all such further actions (including the filing and recording of Uniform Commercial Code financing statements, fixture filings, mortgages, deeds of trust and other documents), (i) that may be required under any applicable law or regulation to cause the Collateral Requirement to be and remain satisfied at all times or (ii) that the Trustee or Collateral Trustee may reasonably request for purposes of implementing or effectuating the provisions of this Indenture and the Security Documents, or of more fully perfecting or renewing the rights of the Collateral Trustee in the Collateral or ensuring the priority of the Note Liens, all at the expense of the Subsidiary Guarantors.
     (c) The Subsidiary Guarantors will:
     (1) keep the Collateral adequately insured at all times by financially sound and reputable insurers;
     (2) maintain such other insurance, to such extent and against such risks (and with such deductibles, retentions and exclusions), including fire and other risks insured against by extended coverage and coverage for acts of terrorism, as is customary with companies in the same or similar businesses operating in the same or similar locations, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any Collateral;
     (3) maintain such other insurance as may be required by law; and
     (4) maintain such other insurance as may be required by the Security Documents.
     Each such policy of insurance shall (a) name the Collateral Trustee, on behalf of Holders, as an additional insured thereunder, (b) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, reasonably satisfactory in form and substance to the Trustee, that names the Collateral Trustee, on behalf of Holders, as the loss payee thereunder and (c) provide for at least 30 days’ prior written notice to the Trustee of any cancellation of such policy.

     (d) The Company will otherwise comply with the provisions of TIA §314(b).
     (e) To the extent applicable, the Company will cause TIA §313(b), relating to reports, and TIA §314(d), relating to the release of property and the substitution therefore of any property to be pledged as Collateral for the Notes and the Note Guarantees thereof, to be complied with. Any certificate or opinion required by TIA §314(d) may be made by an Officer of the Company except in cases where TIA §314(d) requires that such certificate or opinion be made by an independent Person, which Person will be an independent engineer, appraiser or other expert selected or reasonably satisfactory to the Trustee. Notwithstanding anything to the contrary in this Section 11.03(e), the Company will not be required to comply with all or any portion of TIA §314(d) if it determines, in good faith based on advice of counsel, that under the terms of TIA §314(d) and/or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or any portion of TIA §314(d) is inapplicable to one or a series of released Collateral.
     Section 12.4. Impairment of Security Interest. Neither the Company nor any Subsidiary Guarantors shall take or omit to take any action which would materially adversely affect or impair the Note Liens in favor of the Collateral Trustee and the Holders with respect to the Collateral. Neither the Company nor any Subsidiary Guarantors shall grant to any Person, or permit any Person to retain (other than the Collateral Trustee), any interest whatsoever in the Collateral, other than the Permitted Liens. Neither the Company nor any Subsidiary Guarantors shall enter into any agreement that requires the proceeds received from any sale of Collateral to be applied to repay, redeem, defease or otherwise acquire or retire any Indebtedness of any Person, other than as permitted by this Indenture, the Notes, the Note Guarantees and the Security Documents. The Company shall, and shall cause each Subsidiary Guarantor to, at its sole cost and expense, execute and deliver all such agreements and instruments as necessary or as the Collateral Trustee or Trustee shall reasonably request to more fully or accurately describe the assets and property intended to be Collateral or the obligations intended to be secured by the Security Documents.
     Section 12.5. Release of Note Liens.
     (a) The Note Liens will be released with respect to the Notes and/or a Note Guarantee, as applicable:
     (i) in whole, upon satisfaction and discharge of this Indenture;
     (ii) in whole, upon legal defeasance or covenant defeasance of the Notes and/or the Note Guarantees;
     (iii) in whole, upon payment in full of the principal of (and premium, if any, on), interest on and all other Obligations on the Notes;
     (iv) with the consent of each Holder affected thereby (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, Notes);

     (v) in part, as to any asset constituting Collateral other than the Mortgaged Property with a fair market value of less than $1,000,000 that is sold or otherwise disposed in a transaction or series of transactions that are part of a common plan by the Company or the Subsidiary Guarantors to any Person, other than the Company or any Subsidiary (but excluding any transaction subject to Article VII where the recipient is required to become the obligor of the Notes or the Note Guarantees, as applicable), to the extent of the interest sold or disposed of;
     (vi) in whole with respect to a Subsidiary Guarantor, upon a sale/leaseback, other financing, sale or other disposition of substantially all of the Mortgaged Property or other Collateral of such Subsidiary Guarantor to a Person that is not (either before or after giving effect to such transaction) the Company or a Subsidiary or other Affiliate of the Company (but excluding any transaction subject to Article VII where the recipient is required to become the obligor of the Notes or the Note Guarantees, as applicable); provided, however, that (1) in the case of the Mortgaged Property, (a) the total proceeds received by the Company or any Subsidiary Guarantor in connection with such transaction are at least equal to the fair market value (as determined in good faith by the Board of Directors of the Company) of such Collateral and (b) Net Available Cash of at least $50,000,000 in immediately available funds is received by the Company or such Subsidiary Guarantor at closing of such sale/leaseback, other financing, sale or other disposition; and (2) in the case of the Mortgaged Property and any other Collateral not subject to Section 12.5(a)(v) above, all Net Available Cash received is used within 60 days of receipt to make a partial or full redemption of the Notes pursuant to Article IV of this Indenture; and
     (vii) automatically upon the release thereof by the consent of at least 66-2/3% in principal amount of the Notes then outstanding;
provided, that, in the case of any release in whole pursuant to clause (a)(iii) above, all amounts owing to the Trustee under this Indenture, the Notes, the Note Guarantees and the Security Documents have been paid.
     (b) To the extent required pursuant to Section 314(d) of the TIA, the Company and each Subsidiary Guarantor will furnish to the Trustee and the Collateral Trustee, prior to each proposed release of Collateral pursuant to the Security Documents and this Indenture:
     (i) an Officers’ Certificate and an Opinion of Counsel to the effect that all conditions precedent provided for in this Indenture and the Security Documents to such release have been complied with; and
     (ii) all documents required by TIA §314(d), this Indenture and the Security Documents.
     Upon compliance by the Company or the Subsidiary Guarantors, as the case may be, with the conditions precedent set forth above, and if required by this Indenture upon delivery by the

Company or the Subsidiary Guarantors to the Trustee and the Collateral Trustee an Opinion of Counsel to the effect that such conditions have been complied with, the Trustee or the Collateral Trustee shall promptly cause to be released and reconveyed to the Company, or the relevant Subsidiary Guarantor, as the case may be, the released Collateral, and the Trustee and Collateral Trustee shall promptly execute and deliver to the Company or the relevant Subsidiary Guarantor, as the case may be, such instruments of release or reconveyance and other documents as the Company or the relevant Subsidiary Guarantor may request.
     (c) Notwithstanding anything to the contrary herein, the Company and its Subsidiaries shall not be required to comply with all or any portion of TIA §314(d) if they determine, in good faith based on advice of counsel, that under the terms of that section and/or any interpretation or guidance as to the meaning thereof of the Commission and its staff, including “no action” letters or exemptive orders, all or any portion of TIA §314(d) is inapplicable to the released Collateral.
     (d) The Company and the Subsidiary Guarantors may, among other things, without any release or consent by the Trustee, conduct ordinary course activities with respect to Collateral as provided for in the Collateral Agreement. The Company shall deliver to the Trustee and the Collateral Trustee, within 30 calendar days following the end of each six-month period beginning on June 1 and December 1 of any year, an Officers’ Certificate to the effect that all releases and withdrawals during the preceding six-month period (or since the Issue Date, in the case of the first such certificate) pursuant to this Section 12.5(d) in which no release or consent of the Trustee and the Collateral Trustee was obtained in the ordinary course of the Company’s and the Subsidiary Guarantors’ business were not prohibited by this Indenture.
     Section 12.6. Acknowledgment by Holders. By acceptance of the benefits hereof, each Holder (i) irrevocably appoints the Collateral Trustee and authorizes the Collateral Trustee to take such actions on its behalf and to exercise such powers as are delegated to the Collateral Trustee by the terms of the Security Documents and this Indenture, together with such powers as are reasonably incidental thereto; and (ii) acknowledges and consents to the provisions of this Indenture and the Security Documents, and that it shall not be entitled to the benefits of the Security Documents or this Indenture except pursuant to the terms and conditions thereof.
     Section 12.7. Trust Indenture Act. For purposes of this Article XII only, “TIA” or “Trust Indenture Act” shall mean the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the Issue Date to the extent permitted by law.
ARTICLE XIII
[INTENTIONALLY OMITTED]
ARTICLE XIV
MISCELLANEOUS
     Section 14.1. Trust Indenture Act Controls. If any provision of this Indenture limits, qualifies, or conflicts with the duties imposed by Section 318(c) of the TIA, such section of the

TIA shall control. If any provision of this Indenture expressly modifies or excludes any provision of the TIA that may be so modified or excluded under the TIA, the Indenture provision so modifying or excluding such provision of the TIA shall be deemed to apply.
     Section 14.2. Notices. Any request, demand, authorization, notice, waiver, consent or communication shall be in writing and delivered in person (including by commercial courier services) or mailed by first-class mail, postage prepaid, addressed as follows or transmitted by facsimile transmission (confirmed by guaranteed overnight courier) to the following facsimile numbers:

if to the Parent:
Sirius XM Radio Inc.
1221 Avenue of the Americas, 36th Floor
New York, New York 10020
Attention: General Counsel
Facsimile: (212) 584-5353
with a copy to:
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention: Gary Sellers, Esq.
Facsimile: (212) 455-2502
if to the Company or the Subsidiary Guarantors:
XM Satellite Radio Holdings Inc.
1500 Eckington Place, N.E.
Washington, DC 20002
Attention: Chief Financial Officer
Facsimile: (202) 969-7113
if to the Trustee:
U.S. Bank National Association
100 Wall Street, Suite 1600
New York, NY 10005
Attention: Corporate Trust Services
Facsimile No.: (212) 809-4993
     The Company, Parent, the Subsidiary Guarantors or the Trustee by notice given to the other in the manner provided above may designate additional or different addresses for subsequent notices or communications.
     Any notice or communication given to a Holder shall be mailed to the Holder, by first-class mail, postage prepaid, at the Holder’s address as it appears on the registration books of the Registrar and shall be sufficiently given if so mailed within the time prescribed,
     Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not received by the addressee.
     If the Company or Parent mails a notice or communication to the Holders, it shall mail a copy to the Trustee and each Registrar, Paying Agent, or co-registrar.
     Section 14.3. Communication by Holders with Other Holders.

     Holders may communicate pursuant to Section 312(b) of the TIA with other Holders with respect to their rights under this Indenture or the Notes. The Company, the Trustee, the Registrar, the Paying Agent and anyone else shall have the protection of TIA Section 312(c).
     Section 14.4. Certificate and Opinion as to Conditions Precedent.
     Upon any request or application by the Company to the Trustee to take any action under this Indenture (except in connection with the original issuance of Notes), the Company shall furnish to the Trustee:
     (a) an Officers’ Certificate stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and
     (b) an Opinion of Counsel stating that, in the opinion of such counsel, all such conditions precedent have been complied with.
Section 14.5. Statements Required in Certificate or Opinion.
     Each Officers’ Certificate or Opinion of Counsel with respect to compliance with a covenant or condition provided for in this Indenture shall include:
     (a) a statement that each person making such Officers’ Certificate or Opinion of Counsel has read such covenant or condition;
     (b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such Officers’ Certificate or Opinion of Counsel are based;
     (c) a statement that, in the opinion of each such person, he has made such examination or investigation as is necessary to enable such person to express an informed opinion as to whether or not such covenant or condition has been complied with; and
     (d) a statement that, in the opinion of such person, such covenant or condition has been complied with.
     In giving such Opinion of Counsel, counsel may rely as to factual matters on an Officer’s Certificate or on certificates of public officials.
     Section 14.6. Separability Clause.
     In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
     Section 14.7. Rules by Trustee, Paying Agent and Registrar.

     The Trustee may make reasonable rules for action by or a meeting of Holders. The Registrar and the Paying Agent may make reasonable rules for their functions.
     Section 14.8. Legal Holidays.
     If any specified date (including a date for giving notice) is a Legal Holiday, the action shall be taken on the next succeeding day that is not a Legal Holiday, and, if the action to be taken on such date is a payment in respect of the Notes, no interest, if any, shall accrue for the intervening period.
     Section 14.9. Governing Law; Waiver of Jury Trial; Submission to Jurisdiction; Service of Process.
     This Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.
     EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES, THE NOTE GUARANTEES OR THE TRANSACTION CONTEMPLATED HEREBY.
     The Company submits to the non-exclusive jurisdiction of the courts of the State of New York and the courts of the United States of America, in each case located in the Borough of Manhattan, New York, New York over any suit, action or proceeding arising under or in connection with this Indenture or the transactions contemplated hereby or the Notes or the Note Guarantees. The Company waives, to the fullest extent permitted by applicable law, any objection that it may have to the venue of any suit, action or proceeding arising under or in connection with this Indenture or the transactions contemplated hereby or the Notes or the Note Guarantees in the courts of the State of New York or the courts of the United States of America, in each case located in the Borough of Manhattan, New York, New York, or that such suit, action or proceeding brought in the courts of the State of New York or the courts of the United States of America, in each case located in the Borough of Manhattan, New York, New York, was brought in an inconvenient court and agrees not to plead or claim the same.
     The Company agrees to irrevocably appoint CT Corporation System or another similar Person in New York, New York as its authorized agent for service of process in accordance with the provisions of this Section 14.9.

     Section 14.10. No Recourse Against Others.
     No recourse under or upon any obligation, covenant or agreement contained in this Indenture, in any Note or in the Note Guarantees, or because of any indebtedness evidenced thereby, shall be had against any incorporator, as such, or against any past, present or future stockholder, officer or director, as such, of the Company, the Subsidiary Guarantors or of any successor, either directly or through the Company, the Subsidiary Guarantors or any successor, under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise, all such liability being expressly waived, the fullest extent permitted by applicable law, and released by the acceptance of the Notes and the Note Guarantees by the Holders and as part of the consideration for the issue of the Notes and the Note Guarantees.
     Section 14.11. Successors.
     All agreements of the Company, the Subsidiary Guarantors and Parent in this Indenture, the Note Guarantees and the Notes shall bind their respective successors. All agreements of the Trustee in this Indenture shall bind its successor.
     Section 14.12. Multiple Originals.
     The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Indenture.
     Section 14.13. Force Majeure.
     In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

     IN WITNESS WHEREOF, the undersigned, being duly authorized, have executed this Indenture on behalf of the respective parties hereto as of the date first above written.

XM SATELLITE RADIO HOLDINGS INC., as Issuer

By:	/s/ Patrick L. Donnelly

Name: Patrick L. Donnelly Title: Secretary

SIRIUS XM RADIO INC., as Parent

By:	/s/ Patrick L. Donnelly

Name: Patrick L. Donnelly Title: Executive Vice President, General Counsel, and Secretary

XM 1500 ECKINGTON LLC, as Subsidiary Guarantor

By:	/s/ Patrick L. Donnelly

Name: Patrick L. Donnelly Title: Secretary

XM INVESTMENT LLC, as Subsidiary Guarantor

By:	/s/ Patrick L. Donnelly

Name: Patrick L. Donnelly Title: Secretary

U.S. BANK NATIONAL ASSOCIATION, as Trustee and Collateral Trustee

By:	/s/ Thomas E. Tabor

Name: Thomas E. Tabor Title: Vice President

EXHIBIT A
CUSIP/CINS [               ]
Senior PIK Secured Notes due 2011

No. 1	$172,485,000
XM SATELLITE RADIO HOLDINGS INC.
promises to pay to CEDE & CO. or registered assigns, the principal sum of $172,485,000 Dollars on June 1, 2011.
Interest Payment Dates: December 1 and June 1
Record Dates: November 15 and May 15
Dated: February 13, 2009

XM SATELLITE RADIO HOLDINGS INC.

By:
Name:
Title:

By:
Name:
Title:
This is one of the Notes referred to in the within-mentioned Indenture:

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

     [THIS NOTE HAS BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”) FOR PURPOSES OF SECTIONS 1271 ET SEQ. OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. THE ISSUE DATE OF THIS SECURITY IS [___], [___]. FOR INFORMATION REGARDING THE ISSUE PRICE, THE YIELD TO MATURITY AND THE AMOUNT OF OID PER $1,000 OF PRINCIPAL AMOUNT, PLEASE CONTACT XM SATELLITE RADIO HOLDINGS INC. AT 1500 ECKINGTON PLACE, N.E., WASHINGTON, DC 20002, ATTENTION: CHIEF FINANCIAL OFFICER.]
Senior PIK Secured Notes due 2011
     [THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUERS.
     UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE ISSUERS OR THEIR AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]1
     [THIS NOTE HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND, ACCORDINGLY, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS,

[1]	This legend should be included only if the Note is a Global Security.

EXCEPT AS SET FORTH IN THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE HOLDER (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) (A “QIB”), OR (B) IT IS AN INSTITUTIONAL “ACCREDITED INVESTOR” (AS DEFINED IN RULE 501(A)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT) (AN “IAI”), (2) AGREES THAT IT WILL NOT, WITHIN THE TIME PERIOD REFERRED TO UNDER RULE 144 (TAKING INTO ACCOUNT THE PROVISIONS OF RULE 144(d) UNDER THE SECURITIES ACT, IF APPLICABLE) UNDER THE SECURITIES ACT AS IN EFFECT ON THE DATE OF THE TRANSFER OF THIS NOTE, RESELL OR OTHERWISE TRANSFER THIS NOTE EXCEPT (A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, (B) TO A PERSON WHOM THE HOLDER REASONABLY BELIEVES IS A QIB PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QIB IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, (C) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 UNDER THE SECURITIES ACT, (D) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), (E) TO AN IAI THAT, PRIOR TO SUCH TRANSFER, FURNISHES TO THE TRUSTEE A SIGNED LETTER CONTAINING CERTAIN REPRESENTATIONS AND AGREEMENTS RELATING TO THE REGISTRATION OF TRANSFER OF THIS NOTE (THE FORM OF WHICH LETTER CAN BE OBTAINED FROM THE TRUSTEE) AND AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY THAT SUCH TRANSFER IS IN COMPLIANCE WITH THE SECURITIES ACT OR (F) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND, IN EACH CASE, IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, AND (3) AGREES THAT IT WILL DELIVER TO EACH PERSON TO WHOM THIS NOTE OR AN INTEREST HEREIN IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. IN CONNECTION WITH ANY TRANSFER OF THIS NOTE OR ANY INTEREST HEREIN WITHIN THE TIME PERIOD REFERRED TO ABOVE, THE HOLDER MUST CHECK THE APPROPRIATE BOX SET FORTH ON THE REVERSE HEREOF RELATING TO THE MANNER OF SUCH TRANSFER AND SUBMIT THIS CERTIFICATE TO THE TRUSTEE. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANINGS GIVEN TO THEM BY RULE 902 OF REGULATION S UNDER THE SECURITIES ACT. THE INDENTURE CONTAINS A PROVISION REQUIRING THE TRUSTEE TO REFUSE TO REGISTER ANY TRANSFER OF THIS NOTE IN VIOLATION OF THE FOREGOING RESTRICTIONS.]2
     Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.
     This Note is one of a duly authorized issue of Senior PIK Secured Notes due 2011 (the “Notes”) of XM SATELLITE RADIO HOLDINGS INC., a Delaware corporation (including any successor corporation under the Indenture hereinafter referred to, the “Company”), issued under an Indenture, dated as of February 13, 2009 (the “Indenture”), among the Company,

[2]	This legend should be included only if the Note is a Transfer Restricted Security.

Sirius XM Radio Inc., the Subsidiary Guarantors named therein and U.S. Bank National Association, as Trustee (the “Trustee”). The terms of the Note include those stated in the Indenture, those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (“TIA”), and those set forth in this Note. This Note is subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of all such terms. To the extent permitted by applicable law, in the event of any inconsistency between the terms of this Note and the terms of the Indenture, the terms of the Indenture shall control. Capitalized terms used but not defined herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.
1. Interest.
     The Company promises to pay interest on the principal amount of this Note at 10.0% Cash Interest per annum from December 1, 2008 to December 1, 2009; at 10.0% Cash Interest per annum and 2.0% PIK Interest per annum from December 1, 2009 to December 1, 2010; and 10.0% Cash Interest per annum and 4.0% PIK Interest per annum from December 1, 2010 to the Stated Maturity. The Company shall pay interest semiannually in arrears on June 1 and December 1 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from [December 1, 2008][the date of issuance]; provided that the first Interest Payment Date shall be [June 1, 2009].
     The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date shall, except as provided in the Indenture, be paid to the Person in whose name this Note (or one or more predecessor Notes) is registered at the close of business on the regular record date for such interest, which shall be the May 15 or November 15 (whether or not a Business Day), as the case may be, next preceding the corresponding Interest Payment Date (a “Regular Record Date”).
     Any such interest and Additional Interest, if any, not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date and may be paid (a) to the Person in whose name this Note (or one or more predecessor Notes) is registered at the close of business on a special record date for the payment of such defaulted interest to be fixed by the Trustee (a “Special Record Date”), notice whereof shall be given to Holders not less than 10 calendar days prior to such Special Record Date, or (b) at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture. Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months.
     If the Holder elects to require the Company to purchase this Note pursuant to Section 6 of this Note, on a date that is after the Regular Record Date and on or before the corresponding Interest Payment Date, interest and Additional Interest, if any, accrued and unpaid hereon to, but excluding, the Fundamental Change Purchase Date shall be paid to the same Holder to whom the Company pays the principal of this Note. Interest and Additional Interest, if any, accrued and unpaid hereon at the Stated Maturity also shall be paid to the same Holder to whom the Company pays the principal of this Note.
     The Company will not be required to make any payment on the Notes due on any day which is not a Business Day until the next succeeding Business Day. The payment made on the next Business Day will be treated as though it were paid on the original due date and no interest will be payable on the payment date for the additional period of time.
     All references herein to interest accrued or payable as of any date shall, without duplication, be deemed to include Additional Interest, if any, payable pursuant to the Registration Rights Agreement.
2. Method of Payment.
     Payment of the principal of and Cash Interest on the Notes shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. The Holder must surrender the Notes to the Paying Agent to collect payment of principal. Payment of Cash Interest and Additional Interest, if any, on Certificated Securities in the aggregate principal amount of $5,000,000 or less shall be made by check mailed to the address of the Person entitled thereto as such address appears in the Register, and payment of Cash Interest and Additional Interest, if any, on Certificated Securities in aggregate principal amount in excess of $5,000,000 shall be made by wire transfer in immediately available funds if requested in writing by the Holder, otherwise by check mailed to the address of the Holder. Notwithstanding the foregoing, so long as the Notes are registered in the name of a Depositary or its nominee, all payments principal and Cash Interest with respect to the Notes shall be made by wire transfer of immediately available funds to the account of the Depositary or its nominee. At the Stated Maturity, interest and Additional Interest, if any, on Certificated Securities will be payable at the office or agency of the Trustee, Registrar and Paying Agent described in the Indenture.
     PIK Interest shall paid in the manner provided in paragraph 1 of this Note and Section 2.14 of the Indenture. Any payment of PIK Interest shall be considered paid, if not paid in cash, on the date it is due if on such date (1) if PIK Notes (including PIK Notes that are Global Notes) have been issued therefor, such PIK Notes have been authenticated in accordance with the terms of the Indenture and (2) if the payment of PIK Interest is made by increasing the principal amount of Global Notes then authenticated, the Trustee has increased the principal amount of Global Notes then authenticated by the relevant amount.
3. Paying Agent and Registrar and Collateral Trustee.
     Initially, U.S. Bank National Association, shall act as Paying Agent and Registrar and Collateral Trustee. The Company may appoint and change any Paying Agent and Registrar and Collateral Trustee without notice, other than notice to the Trustee; provided that the Company shall at all times maintain a Registrar and Paying Agent and Collateral Trustee and an office or agency where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served in the Borough of Manhattan, New York City, which shall initially be an office or agency of the Trustee.

4. Indenture.
     The Notes are senior secured obligations of the Company initially in an aggregate principal amount of up to $250,000,000. The Indenture does not limit other indebtedness of the Company, secured or unsecured.
5. Redemption.
     The Company may, at its option and in accordance with Section 4.1 of the Indenture, redeem some or all of the Notes at any time and from time to time at a Redemption Price equal to 100.0% of the aggregate principal amount plus accrued and unpaid interest on the Notes, if any, to the applicable Redemption Date (subject to the right of Holders on the relevant record date to receive principal and interest due on the relevant Interest Payment Date).
6. Purchase at the Option of the Holder Upon a Fundamental Change.
     In the event that a Fundamental Change shall occur at any time prior to the Stated Maturity, each Holder shall have the right, at the Holder’s option, but subject to the provisions of the Indenture, to require the Company to purchase all of such Holder’s Notes, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple thereof. The Company shall be required to purchase such Notes at a purchase price in cash equal to 100% of the principal amount plus any accrued and unpaid interest and Additional Interest, if any to, but excluding, the Fundamental Change Purchase Date. To exercise such right, a Holder shall deliver a Fundamental Change Purchase Notice to the Paying Agent at any time on or before the 20th Business Day after the date of the Company’s notice of the Fundamental Change (subject to extension to comply with applicable law).
     Holders have the right to withdraw any Fundamental Change Purchase Notice by delivering to the Paying Agent a written notice of withdrawal in accordance with the provisions of the Indenture.
     If the Paying Agent holds, in accordance with the terms hereof, at 10:00 a.m., New York City time, on the Business Day following the applicable Fundamental Change Purchase Date, cash sufficient to irrevocably pay the Fundamental Change Purchase Price of any Notes for which a Fundamental Change Purchase Notice has been tendered and not withdrawn pursuant to the Indenture, then, on such Fundamental Change Purchase Date such Notes shall cease to be outstanding and interest and Additional Interest, if any, on such Notes shall cease to accrue, whether or not such Notes are delivered to the Paying Agent, and the rights of the Holders in respect thereof shall terminate (other than the right to receive the Fundamental Change Purchase Price upon delivery of such Notes).
7. [Intentionally Omitted].
8. Denominations; Transfer; Exchange.
     The Notes shall be issued in fully registered form, without coupons, in denominations of $2,000 of the principal amount and integral multiples of $1,000 in excess thereof. A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar may require a

Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Company shall not be required to make, and the Registrar need not register, transfers or exchanges of (i) any Notes in respect of which a Fundamental Change Purchase Notice has been given and not withdrawn by the Holder thereof in accordance with the terms of this Indenture (except, in the case of Notes to be repurchased in part, the portion thereof not to be repurchased), or (ii) Notes selected for redemption (except, in the case of Notes to be redeemed in part, the portion thereof not to be redeemed) or of any Notes for a period of 15 days before a selection of Notes to be redeemed.
9. Persons Deemed Owners.
     The registered Holder of this Note may be treated as the owner of this Note for all purposes.
10. Unclaimed Money or Securities.
     The Trustee and the Paying Agent shall return to the Company upon written request any cash or securities held by them for the payment of any amount with respect to the Notes that remains unclaimed for two years, subject to applicable unclaimed property law. After return to the Company, Holders entitled to the money or securities must look to the Company for payment as general creditors unless an applicable abandoned property law designates another person.
11. [Intentionally Omitted].
12. Amendment; Waiver.
     Subject to certain exceptions set forth in the Indenture, (i) the Indenture, the Notes or the Note Guarantees may be amended with the written consent or affirmative vote of the Holders of at least a majority in aggregate principal amount of the outstanding Notes and (ii) certain Defaults may be waived with the written consent or affirmative vote of the Holders of a majority in aggregate principal amount of the outstanding Notes.
     The Company, the Parent, the Subsidiary Guarantors (with respect to the Note Guarantees) and the Trustee may amend the Indenture, the Notes, the Security Documents or the Note Guarantees without the consent of any Holder to (a) add to the covenants of the Company, Parent or the Subsidiary Guarantors for the benefit of the Holders of Notes; (b) surrender any right or power herein conferred upon the Company, the Subsidiary Guarantors (with respect to the Note Guarantees) or the Parent; (c) provide for the assumption of the Company’s or the Subsidiary Guarantors’ obligations to the Holders of Notes in the case of a merger, consolidation, conveyance, transfer, sale, lease or other disposition pursuant to Article VII of the Indenture; (d) comply with the requirements of the SEC in order to effect or maintain the qualification of this Indenture under the TIA; (e) make any changes or modifications necessary in connection with the registration of the Notes under the Securities Act as contemplated in the Registration Rights Agreement; provided, however, that such action pursuant to this clause (e) does not, in the good faith opinion of the Board of Directors (as evidenced by a Board Resolution), adversely affect the interests of the Holders of Notes in any material respect; (f) to evidence and provide the acceptance of the appointment of a successor trustee under the Indenture; (g) add additional guarantees with respect to the Notes or additional Collateral to secure the Notes; (h) cure any ambiguity, correct or supplement any provision in the Indenture, the Notes, the Note Guarantees or any Security Document which may be inconsistent with any other provision of the Indenture, the Notes, the Note Guarantees or any Security Document or which is otherwise defective, or to make any other provisions with respect to matters or questions arising under the Indenture, the Notes, the Note Guarantees or any Security Document which the Company, the Subsidiary Guarantors or Parent may deem necessary or desirable and which shall not be inconsistent with the provisions of the Indenture; provided, however, that such action pursuant to this clause (h) does not, in the good faith opinion of the Board of Directors (as evidenced by a Board Resolution), adversely affect the interests of the Holders of Notes in any material respect; (i) to evidence the succession of another Person to the Company, Parent or the Subsidiary Guarantors or any other obligor upon the Notes, and the assumption by any such successor of the covenants of the Company, Parent or the Subsidiary Guarantors or such obligor herein and in the Notes and the Note Guarantees, in each case in compliance with the provisions of this Indenture; or (j) add or modify any other provisions herein with respect to matters or questions arising hereunder which the Company, Parent, the Subsidiary Guarantors and the Trustee may deem necessary or desirable and which shall not adversely affect the interests of the Holders of Notes.
13. Defaults and Remedies.
     If any Event of Default, other than as a result of certain events of bankruptcy, insolvency or reorganization of the Company as specified in the Indenture, occurs and is continuing, the principal amount of all the Notes may be declared due and payable in the manner and with the effect provided in the Indenture. If an Event of Default occurs as a result of certain events of bankruptcy, insolvency or reorganization of the Company as provided in the Indenture, the principal amount of all the Notes shall become due and payable immediately without any declaration or other act on the part of the Trustee or any Holder, all as and to the extent provided in the Indenture.
14. Trustee Dealings with the Company.
     Subject to certain limitations imposed by the TIA, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Company or its Affiliates and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee.
15. No Recourse Against Others.
     No recourse under or upon any obligation, covenant or agreement contained in this Indenture, in any Note or the Note Guarantees, or because of any indebtedness evidenced thereby, shall be had against any incorporator, as such, or against any past, present or future stockholder, officer or director, as such, of the Company, the Subsidiary Guarantors or of any successor, either directly or through the Company, the Subsidiary Guarantors or any successor, under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise, all such liability being expressly waived, to the fullest extent permitted by applicable law, and released by the acceptance of the Notes by the Holders and as part of the consideration for the issue of the Notes and the Note Guarantees.

16. Authentication.
     This Note shall not be valid or obligatory for any purpose until an authorized signatory of the Trustee (or a duly authorized authentication agent) signs, manually or by facsimile on the other side of this Note.
17. Abbreviations.
     Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with right of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).
18. INDENTURE TO CONTROL; GOVERNING LAW.
     IN THE CASE OF ANY CONFLICT BETWEEN THE PROVISIONS OF THIS NOTE, THE INDENTURE AND THE NOTE GUARANTEES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PROVISIONS OF THE INDENTURE SHALL CONTROL. THE INDENTURE, THIS NOTE AND THE NOTE GUARANTEES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
     The Company shall furnish to any Holder upon written request and without charge a copy of the Indenture which has in it the text of this Note in larger type. Requests may be made to:
XM Satellite Radio Holdings Inc.
1500 Eckington Place, N.E.
Washington, D.C. 20002
Attention: Chief Financial Officer
Facsimile: (202) 969-7113
19. Registration Rights.
     The Holders of the Notes may be entitled to the benefits of a Registration Rights Agreement, dated as of February 13, 2009, among the Company, the Parent, the Subsidiary Guarantors and the Purchasers named therein, as amended, modified or supplemented in accordance therewith, including the receipt of Additional Interest upon a Registration Default (as defined in such agreement).

ASSIGNMENT FORM
To assign this Note, fill in the form below:
I or we assign and transfer this Note to

(Insert assignee’s soc. sec. or tax ID no.)

(Print or type assignee’s name, address and zip code)
and irrevocably appoint                                                                                   agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.
Your Signature(s):
Date:
(Sign exactly as your name(s) appears on the other side of this Note)
Signature Guaranteed
Participant in a Recognized Signature
Guarantee Medallion Program

By:
Authorized Signatory

OPTION OF HOLDER TO ELECT PURCHASE
     If you wish to have this Note purchased by the Company pursuant to ARTICLE V (Purchase at the Option of Holders Upon a Fundamental Change) of the Indenture, check the box: ARTICLE V ☐.
     If you wish to have a portion of this Note purchased by the Company pursuant to ARTICLE V of the Indenture, as applicable, state the amount (in principal amount): $                    .
     If certificated, the serial numbers of the Notes to be delivered for purchase are:
     Any purchase of Notes pursuant hereto shall be pursuant to the terms and conditions specified in the Indenture.
Your Signature(s):
Date:
(Sign exactly as your name(s) appears on the other side of this Note)
Signature Guaranteed
Participant in a Recognized Signature
Guarantee Medallion Program
By:
Authorized Signatory

TRANSFER CERTIFICATE3
Re: Senior PIK Secured Notes due 2011 (the “Notes”) of XM Satellite Radio Holdings Inc. (the “Company”)
This certificate relates to $                     principal amount of Notes owned in (check applicable box)
☐ book-entry ☐ definitive form by                     (the “Transferor”).
     The Transferor has requested a Registrar or the Trustee to exchange or register the transfer of such Notes.
     In connection with such request and in respect of each such Note, the Transferor does hereby certify that the Transferor is familiar with transfer restrictions relating to the Notes as provided in Section 2.6 and Section 2.12 of the Indenture dated as of February 13, 2009 among the Company, Sirius XM Radio Inc., the Subsidiary Guarantors named therein and U.S. Bank National Association, as Trustee (the “Indenture”), and the transfer of such Note is being made pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”) (check applicable box) or the transfer or exchange, as the case may be, of such Note does not require registration under the Securities Act because (check applicable box):
☐	Such Note is being acquired for the Transferor’s own account, without transfer; or

☐	Such Note is being transferred to the Company or a Subsidiary; or

☐	Such Note is being transferred to a person that the Transferor reasonably believes is a “qualified institutional buyer,” as defined in, and in compliance with, Rule 144A under the Securities Act; or

☐	Such Note is being transferred pursuant to the exemption from the registration requirements of the Securities Act under Rule 144 (or any successor thereto) (“Rule 144”) under the Securities Act; or

☐	Such Note is being transferred pursuant to an effective registration statement under the Securities Act; or

☐	Such Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act to an institutional investor that is an “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) that, prior to the transfer, furnishes to the Trustee such certifications and opinion of counsel required by the Company or the Trustee.

[3]	This certificate should only be included if this Security is a Transfer Restricted Security.

     The Transferor acknowledges and agrees that, if the transferee will hold any such Notes in the form of beneficial interests in a global Note that is a “restricted security” within the meaning of Rule 144 under the Securities Act, then such transfer can be made only pursuant to Rule 144A under the Securities Act and such transferee must be a “qualified institutional buyer,” as defined in Rule 144A, or an institutional investor that is an “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act).

Date:

Signature(s) of Transferor
     (If the registered owner is a corporation, partnership or fiduciary, the title of the person signing on behalf of such registered owner must be stated.)
Signature Guaranteed
Participant in a Recognized Signature
Guarantee Medallion Program

By:
Authorized Signatory

EXHIBIT B
[FORM OF CERTIFICATE TO BE DELIVERED BY
TRANSFEREE IN CONNECTION WITH TRANSFERS
TO INSTITUTIONAL ACCREDITED INVESTORS]
[Date]
U.S. Bank National Association, as Trustee
100 Wall Street, Suite 1600
New York, New York 10005
Attention: [                                                            ]
Re:	XM Satellite Radio Holdings Inc.
Ladies and Gentlemen:
     In connection with the undersigned’s proposed purchase of $                     aggregate principal amount of Senior PIK Secured Notes due 2011 (the “Securities”) of XM Satellite Radio Holdings Inc. (the “Company”), the undersigned confirms, represents and warrants that:
     (1) The undersigned is an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933, as amended (the “Securities Act”) (an “Institutional Accredited Investor”).
     (2) (A) Any purchase of the Securities by the undersigned will be for the undersigned’s own account or for the account of one or more other Institutional Accredited Investors or as fiduciary for the account of one or more trusts, each of which is an “accredited investor” within the meaning of Rule 501(a)(7) under the Securities Act and for each of which the undersigned exercises sole investment discretion or (B) the undersigned is a “bank” within the meaning of Section 3(a)(2) of the Securities Act or a “savings and loan association” or other institution described in Section 3(a)(5)(A) of the Securities Act that is acquiring the Securities as fiduciary for the account of one or more institutions for which the undersigned exercises sole investment discretion.
     (3) The undersigned has such knowledge and experience in financial and business matters that the undersigned is capable of evaluating the merits and risks of its investment in the Securities, and the undersigned and any accounts for which it is acting is each able to bear the economic risk of its or their investment.
     (4) The undersigned has been given an opportunity to ask questions and receive answers concerning the terms and conditions of the Securities and to obtain any additional information which the Company possesses or can acquire without reasonable effort or expense that is necessary to verify the accuracy of the information furnished.
     (5) The undersigned is not acquiring the Securities with a view to distribution thereof or with any present intention of offering or selling any Securities, except as permitted below; provided that the disposition of the undersigned’s property and the

B-1

property of any accounts for which the undersigned is acting as fiduciary will remain at all times within the undersigned’s control.
     (6) The undersigned understands that the Securities have not been registered under the Securities Act or any applicable state securities laws.
     (7) The undersigned agrees, on its own behalf and on behalf of each account for which the undersigned acquires any Securities, that if in the future the undersigned decides to resell or otherwise transfer such Securities within one year after the original issuance of the Notes, such Securities may be resold or otherwise transferred only:
     (A) to the Company or any subsidiary thereof;
     (B) with respect to Notes only, to a person which is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) and otherwise in compliance with Rule 144A under the Securities Act;
     (C) pursuant to the exemption from registration provided by Rule 144 under the Securities Act (if available);
     (D) pursuant to an exemption from the registration requirements under the Securities Act to a person whom the purchaser reasonably believes is an Institutional Accredited Investor that prior to such transfer, furnishes to you (and the Trustee or the Transfer Agent, as the case may be) a signed letter substantially in the form of this letter, a transfer certificate substantially in the form provided in the Indenture and an opinion of counsel; or
     (E) pursuant to a registration statement which has been declared effective under the Securities Act and continues to be effective at the time of such transfer.
     The undersigned further agrees to provide to any person purchasing any of the Securities from us a written notice advising such purchaser that resales of the Securities are restricted as stated herein.
     (8) The undersigned understands that, on any proposed resale of any Securities, the undersigned shall be required to furnish to the Trustee or the Transfer Agent, as the case may be, and the Company such certifications, legal opinions and other information as you and the Company may reasonably require to confirm that the proposed sale complies with the foregoing restrictions. The undersigned further understands that the Securities purchased by the undersigned will bear a legend to the foregoing effect.

B-2

     Each of the Company, the Trustee or the Transfer Agent, as the case may be, and the Purchasers are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

Very truly yours,

By:
Name:
Title:
Address:

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